Exhibit 4.1

EXECUTION VERSION

LANNETT COMPANY, INC.,

as Company

INDENTURE

Dated as of November 25, 2015

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

PROVIDING FOR THE ISSUANCE OF NOTES IN SERIES

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EXHIBITS

EXHIBIT A	Form of Initial Note
EXHIBIT B	Form of Exchange Note
EXHIBIT C	Form of Certificate of Beneficial Ownership
EXHIBIT D	Form of Regulation S Certificate
EXHIBIT E	Form of Supplemental Indenture in Respect of Subsidiary Guarantees
EXHIBIT F	Form of Certificate from Acquiring Institutional Accredited Investors
EXHIBIT G	Form of Supplemental Indenture Establishing a Series of Notes

INDENTURE, dated as of November 25, 2015, as amended or supplemented from time to time (this “Indenture”), among LANNETT COMPANY, INC., a Delaware corporation, the Subsidiary Guarantors from time to time parties hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”).

Recitals of the Company

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein) of the Notes (as defined herein):

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.1  Definitions.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, pursuant to an Asset Acquisition or otherwise or (2) assumed in connection with an Asset Acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such Asset Acquisition.

“Additional Notes” means notes issued under this Indenture in addition to the Initial Notes (other than notes issued pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7).

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Applicable Premium” means, with respect to any series of Notes, “Applicable Premium” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.

“Asset Acquisition” means:

(a)                                 an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged or amalgamated with or into the Company or any Restricted Subsidiary; or

(b)                                 the acquisition by the Company or any Restricted Subsidiary (pursuant to a merger, amalgamation, consolidation, arrangement or otherwise) of the assets of any Person which constitute all or substantially all of the assets of such Person, any division, line or geographical unit of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation, merger, arrangement or amalgamation) by the Company or any of its Restricted Subsidiaries to any Person (other than to the Company or one or more of its Restricted Subsidiaries) in any single transaction or series of related transactions of:

(1)                                 Capital Interests of any Restricted Subsidiaries (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law); or

(2)                                 any other property or assets (other than in the ordinary course of business, including, as applicable, inventory sales);

provided, however, that the term “Asset Sale” shall exclude:

(a)                                 any asset disposition permitted by Section 4.1 that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole;

(b)                                 any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or any related series of transactions $10.0 million;

(c)                                  sales or other dispositions of cash, Eligible Cash Equivalents or Investments which constituted Eligible Cash Equivalents when they were acquired;

(d)                                 issuances, sales, pledges or other dispositions of Capital Interests, or Indebtedness or other securities of or in Unrestricted Subsidiaries;

(e)                                  the sale and leaseback of any assets within 365 days of the acquisition thereof;

(f)                                   the disposition of assets that, in the good faith judgment of the Company, are surplus, unnecessary, unsuitable, obsolete, damaged, worn out or no longer used or useful in the business of such entity or are economically impracticable to maintain, or any disposition of inventory or goods held for sale in the ordinary course of business;

(g)                                  a Restricted Payment or Permitted Investment that is otherwise permitted by this Indenture or any transaction specifically excluded from the definition of the term “Restricted Payment”;

(h)                                 any trade in of equipment in exchange for other equipment; provided that in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment having a Fair Market Value (as determined on the date a legally binding commitment for such exchange was entered into) equal to or greater than the equipment being traded in;

(i)                                     the concurrent purchase and sale or swap or exchange of Related Business Assets or a combination of Related Business Assets between the Company or any of its Restricted Subsidiaries and another Person to the extent that the Related Business Assets received by the Company or its Restricted Subsidiaries have a Fair Market Value equal to or greater than the Related Business Assets being transferred;

(j)                                    the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(k)                                 leases, subleases, assignments, licenses, cross-licenses and sublicenses of assets in the ordinary course of business to or from third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of this Indenture, including subleases and charters related to corporate aircraft leases;

(l)                                     any disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Restricted Subsidiary;

(m)                             dispositions or forgiveness of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(n)                                 licensing or sublicensing of intellectual property or other general intangibles in accordance with industry practice (including in connection with distribution agreements) or in the ordinary course of business;

(o)                                 foreclosures on assets to the extent it would not otherwise result in a Default or Event of Default;

(p)                                 dispositions of Investments in joint ventures to the extent required by, or made pursuant to, contractual buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)                                 transfers of property subject to a Casualty Event;

(r)                                    sales of non-core assets and real estate assets acquired in connection with an Asset Acquisition permitted under this Indenture which, within 180 days of the date of the acquisition, are designated as being held for sale and not for the continued operation of the Company or any of the Restricted Subsidiaries or any of their respective businesses;

(s)                                   any exchange of property pursuant to Section 1031 of the Code for use in a Permitted Business (excluding boot thereon);

(t)                                    [reserved];

(u)                                 the unwinding of any Hedging Obligation or obligation under any Hedge Agreement; and

(v)                                 dispositions necessary or advisable (as determined by the Company in good faith) in order to obtain the approval of any governmental authority to consummate or remove the prohibition or other restrictions on the consummation of any acquisition of any Person, business or assets.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer or controller of such Person or any other individual designated (i) by the Board of Directors or member of such Person or (ii) in writing by an existing Authorized Officer of such Person as an authorized signatory of any document or certificate delivered hereunder.

“Average Life” means, as of any date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, United States Code, or any similar federal or state law for the relief of debtors.

“Board of Directors” means (i) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; (ii) in the case of a limited liability company, the board of directors or managers, manager or managing member of such Person or duly authorized committee thereof; (iii) in the case of a partnership, the general partner of such Person or duly authorized committee thereof; and (iv) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banks or trust companies in the Borough of Manhattan, The City of New York or place of payment are obligated or authorized by law or executive order to close.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity (however designated) of such Person and any rights (other than Indebtedness securities convertible into an equity interest), warrants or options to acquire an equity interest of such Person (in each case, other than royalties).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations have been or should be, in accordance with GAAP, classified and accounted for as capital leases on a balance sheet of such Person and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that any obligations that would not be accounted for as Capital Lease Obligations under GAAP as in effect on the Issue Date shall not be deemed to be Capital Lease Obligations after the Issue Date as a result of any changes in GAAP or interpretations thereunder or otherwise.

“cash” means any of U.S. dollars, Canadian dollars, pounds sterling, euros, or in the case of any foreign Subsidiary, such local currency held by it from time to time in the ordinary course and not for speculation.

“Casualty Event” means any settlement of, or payment in respect of, (i) any property or casualty insurance claim or (ii) any seizure, condemnation, confiscation or taking under the power of eminent domain or expropriation of, requisition of title to or use of, or any similar event in respect of, or proceeding relating to, any asset of the Company or any Restricted Subsidiary.

“Change of Control” means the earliest to occur of:

(a)                                 the Company becomes aware of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Capital Interests or otherwise, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of Voting Interests of (x) so long as the Company is a wholly owned Subsidiary of any Parent Entity, the Relevant Parent Entity representing more than 50% of the total voting power of the Voting Interests of the Relevant Parent Entity or (y) otherwise, the Company representing more than 50% of the total voting power of the Voting Interests of the Company; or

(b)                                 the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person (other than a Parent Entity of which the Company was a wholly owned Subsidiary immediately prior to such sale, lease or transfer) and any Person or group (as defined in clause (a) above) is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of Voting Interests of the transferee Person in such sale, lease or transfer of assets representing more than 50% of the total voting power of the Voting Interests of such transferee Person.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“Company” means Lannett Company, Inc., and any Successor Entity.

“Company Order” means a written request or order signed in the name of the Company by any Officer of the Company.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries determined on a consolidated basis for such period for which internal financial information is available:

(a)                                 increased, in each case (other than with respect to clause (xi) below) to the extent deducted (and not added back) in Consolidated Net Income, and in each case, without duplication with any other item described in this clause (a) or any item excluded pursuant to the definition of Consolidated Net Income, by:

(i)                                     provision for taxes based on income or profits or capital, including state, provincial, franchise, excise and similar taxes and foreign withholding taxes of such person paid or accrued, including any penalties and interest relating to any tax examinations; plus

(ii)                                  Consolidated Interest Expense and interest income for such period; plus

(iii)                               depreciation and amortization expense of such Person for such period; plus

(iv)                              extraordinary, non-recurring, unusual or exceptional losses, charges and expenses; plus

(v)                                 losses, charges and expenses relating to the Transactions regardless of when paid (including, without limitation, the write-off of deferred financing fees capitalized on the balance sheet corresponding to existing Indebtedness, any financial advisory fees, filing fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses and other fees, discounts and commissions, including with regard to arranging or syndication); plus

(vi)                              (A) actual expenses, costs and charges related to business optimization, relocation or integration; (B) actual expenses, costs and charges related to Asset Acquisitions after the Issue Date and (C) severance and other restructuring charges actually incurred; plus

(vii)                           losses, charges and expenses relating to asset dispositions or the sale or other disposition of any Capital Interests of any Person other than in the ordinary course of business (in each case whether or not consummated), as determined in good faith by an Authorized Officer of the Company; plus

(viii)                        losses, charges and expenses attributable to disposed or discontinued operations and losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations; plus

(ix)                              losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid); plus

(x)                                 charges, expenses and fees incurred, including financial advisory, accounting, auditor, legal and other consulting and advisory fees or other filing fees and expenses, or any amortization thereof, in connection with any equity offering, acquisition, merger, amalgamation, investment, recapitalization, asset disposition, Incurrence or repayment of Indebtedness (including deferred financing expenses), refinancing transaction, restructuring or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any transaction undertaken but not completed) and any non-recurring charges and expenses (including non-recurring merger or amalgamation expenses) incurred as a result of any such transaction; plus

(xi)                              the amount of “run rate” cost savings, operating expense reductions and synergies projected by the Company in good faith to be realized as a result of specified actions (including, in connection with, mergers and other business combinations, acquisitions, divestitures, and other transactions (including transactions described in clause (x) above)) taken or expected to be taken prior to or during such period (which “run rate” cost savings, operating expense reductions, and other synergies shall be subject only to certification by an Authorized Officer of the Company and shall be calculated on a Pro Forma Basis as though such cost savings, reductions or synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, reductions or synergies are reasonably identifiable and factually supportable, (B) (x) in the case of mergers and other business combinations, acquisitions and divestitures are expected to be realized (in the good faith determination of the Company) within six fiscal quarters after the date of such action and (y) in other cases are expected to be realized within 24 months of the date of determination to take such action and (C) the aggregate amount of “run rate” cost savings, operating expense reductions and synergies included in Consolidated Adjusted EBITDA pursuant to this paragraph (xi) during any Test Period shall not exceed 25.0% of Consolidated Adjusted EBITDA for such Test Period, calculated after giving effect to any adjustment pursuant to this paragraph (xi); plus

(xii)                           net unrealized losses on Hedge Agreements and non-controlling interests; plus

(xiii)                        any other non-cash losses, charges and expenses, including any write offs or write downs, reducing Consolidated Net Income for such period;

(b)                                 decreased (in each case to the extent added in Consolidated Net Income) by (without duplication):

(i)                                     net unrealized gains on Hedge Agreements and non-controlling interests; plus

(ii)                                  gains relating to asset dispositions or the sale or other disposition of any Capital Interests of any person other than in the ordinary course of business; plus

(iii)                               cash payments during such period on account of accruals on or reserves added to Consolidated Adjusted EBITDA pursuant to clause (a) above; plus

(iv)                              non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated Adjusted EBITDA for any prior period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Adjusted EBITDA for the four full fiscal quarters, treated as one period, for which internal financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to (y) the aggregate amount of Consolidated Fixed Charges for the Four Quarter Period; provided that in the event that the Company shall classify Indebtedness Incurred on the date of determination as Incurred in part under  Section 3.3(a) and in part under a category of Permitted Debt (as provided in Section 3.3(c)(x)) any such pro forma calculation of Consolidated Fixed Charges shall not give effect to any such Incurrence of Indebtedness on the date of determination pursuant to such categories of Permitted Debt or to any Discharge of Indebtedness from the proceeds of any such Incurrence pursuant to such categories of Permitted Debt.

In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Adjusted EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect, on a Pro Forma Basis for the period of such calculation, to any Specified Transactions occurring during the Four Quarter Period or any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Specified Transaction occurred on the first date of the Four Quarter Period.

If the Indebtedness which is the subject of a determination of the Consolidated Fixed Charge Coverage Ratio is Acquired Indebtedness, or Indebtedness Incurred in connection with the simultaneous Asset Acquisition, or Indebtedness of an Unrestricted Subsidiary being designated as a Restricted Subsidiary, then such ratio shall be determined by giving effect (on a Pro Forma Basis, as if the transaction had occurred at the beginning of the Four Quarter Period) to (x) the Incurrence of such Acquired Indebtedness or such other Indebtedness by the Company or any of its Restricted Subsidiaries and (y) the inclusion, in Consolidated Adjusted EBITDA, of the Consolidated Adjusted EBITDA of the acquired Person, business, property or assets or redesignated Subsidiary. For purposes of calculating Indebtedness which is the subject of a determination of the Consolidated Fixed Charge Coverage Ratio, the U.S. dollar equivalent principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the last day of the most recently ended fiscal quarter for which internal financial information is available at the time of calculation.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(i)                                     interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect (taking into account any Hedging Obligations or Swap Contract applicable to such Indebtedness) on the Transaction Date; and

(ii)                                  if interest on any Indebtedness actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect (taking into account any Hedging Obligations applicable to such Indebtedness) on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a third Person, the above clause shall give effect to the Incurrence of such Guaranteed Indebtedness as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Indebtedness.

“Consolidated Fixed Charges” means for any Period, with respect to the Company and its Restricted Subsidiaries on a consolidated basis, the sum of, without duplication, the amounts for such period of:

(1)                                 Consolidated Interest Expense less interest income; and

(2)                                 the product of (a) all dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Interests of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Interests), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)                                 the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)                                 any amortization of Indebtedness discount;

(b)                                 the net payments (less net payments received) under any Hedge Agreements in respect of interest rate protection (including any amortization of discounts, but excluding mark to market movements in the valuation of obligations pursuant to any Hedge Agreements);

(c)                                  the interest portion of any deferred payment obligation;

(d)                                 all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances; and

(e)                                  all accrued interest;

(2)                                 the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; and

(3)                                 all capitalized interest of such Person and its Restricted Subsidiaries for such period;

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis for such period; provided that, without duplication:

(1)                                 the cumulative effect of a change in accounting principles shall be excluded;

(2)                                 the net after-tax effect of extraordinary, non-recurring, unusual or exceptional gains, losses, charges and expenses, including any relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards), shall be excluded;

(3)                                 the net after-tax effect of gains, losses, charges and expenses (in each case, whether realized or unrealized) attributable to asset dispositions or the sale or other disposition of any Capital Interests of any person other than in the ordinary course of business, as determined in good faith by an Authorized Officer of the Company, shall be excluded;

(4)                                 the net after-tax effect of gains, losses, charges and expenses attributable to disposed, discontinued, closed or abandoned operations and any net after-tax gains, losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations shall be excluded;

(5)                                 the net after-tax effect of gains, losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid) shall be excluded;

(6)                                 the net income for such period of any person that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid to the Company or any Restricted Subsidiary thereof in such period in cash;

(7)                                 the effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the Transaction, any acquisition or any joint venture investments or the amortization or write off of any amounts thereof, net of taxes, shall be excluded;

(8)                                 impairment and amortization charges, asset write offs and write downs, including impairment and amortization charges, asset write offs and write downs related to goodwill, intangible assets, long lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP shall be excluded;

(9)                                 non-cash compensation charges and expenses, including any such charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, deferred stock or other rights or equity incentive programs and non-cash deemed finance charges in respect of any pension liabilities or other provisions shall be excluded;

(10)                          (i) charges and expenses pursuant to any management equity plan, long-term incentive plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement and (ii) charges, expenses, accruals and reserves in connection with the rollover, acceleration or payout of Capital Interests held by management of the Company or any of the Restricted Subsidiaries or Parent Entities, in the case of each of (i) and (ii) above, to the extent that (in the case of any cash charges and expenses) such charges, expenses, accruals and reserves are funded with cash proceeds contributed to the capital of the Company or any Parent Entity or net cash proceeds of an issuance of Capital Interests (other than Redeemable Capital Interests) of the Company or any direct or indirect parent of the Company shall be excluded;

(11)                          any non-cash loss, charge or expense relating to the incurrence of obligations in respect of an “earn out” or other similar contingent obligations shall be excluded, but only for so long as such loss, charge or expense remains a non-cash contingent obligation;

(12)                          to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that (i) such coverage is not denied by the applicable carrier or indemnifying party in writing within 270 days and (ii) such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption shall be excluded;

(13)                          (i) non-cash or unrealized gains or losses in respect of obligations under Hedge Agreements or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under Hedge Agreements, and (ii) gains or losses resulting from currency translation gains or losses related to currency re-measurements of Indebtedness (including gains or losses resulting from (x) Hedge Agreements for currency exchange risk and (y) intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gains or losses are non-cash items shall be excluded;

(14)                          non-cash interest charges on defined benefit, defined contribution or other pension plans shall be excluded; and

(15)                          any expenses or charges to the extent paid by a third party that is not a Restricted Subsidiary on behalf of the Company or a Restricted Subsidiary (and not required to be reimbursed), and any gain resulting from such payment, shall be excluded.

“Consolidated Total Assets” means, as of any date of determination and on a Pro Forma Basis for any acquisition or disposition or other Specified Transaction that has been consummated on or prior to the date of determination, the total amount of all assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of the most recent date for which financial statements are available, which may include internal financial statements prepared in good faith by the Company.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of all Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date and determined on a consolidated basis in accordance with GAAP consisting of the types of Indebtedness set forth in clauses (i), (ii), (iii), (v), (ix) and (with respect to debt of the type described in the foregoing) (x) of the definition of “Indebtedness”; provided that, Consolidated Total Debt shall not include (i) Indebtedness in respect of letters of credit, except to the extent of drawn and unreimbursed amounts thereunder and (ii) obligations under Hedge Agreements.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 12.1 or such other address as to which the Trustee may give notice to the Company or Holders pursuant to the procedures set forth in Section 12.1.

“Credit Agreement” means the Credit and Guaranty Agreement dated on or about the Issue Date between the Company (as borrower), certain Subsidiaries of the Company (as guarantors), certain lenders thereto from time to time, and Morgan Stanley Senior Funding, Inc. (as administrative agent and collateral agent), as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreements or any successor or replacement agreement or agreements or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Credit Facilities” means (i) the Credit Agreement, and (ii) whether or not the agreements referred to in clause (i) remain outstanding, one or more debt facilities, commercial paper facilities or Indebtedness Issuances with banks, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing providing for revolving credit loans, term loans, notes, bonds, indentures, debentures, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Indebtedness Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Indebtedness Issuances) and any agreements and related documents governing Indebtedness or Obligations Incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” or “DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation less the amount of cash or Eligible Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.7.

“Determination Date”  has the meaning set forth in the definition of “Secured Leverage Ratio.”

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent Entity, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Interests of the Company or any Parent Entity or any options, warrants or other rights in respect of such Capital Interests.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company that is not a Foreign Subsidiary.

“Eligible Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities or any other evidence of Indebtedness (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) certificates of deposit, dollar-denominated time deposits, overnight bank deposits or bankers’ acceptances (or, in the case of Foreign Subsidiaries, the foreign equivalent) maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500.0 million, or dollar equivalent (or, in the case of Foreign Subsidiaries, any local office of any commercial bank organized under the law of the relevant jurisdiction or any political subdivision thereof which has combined capital and surplus and undivided profits in excess of the dollar equivalent of $500.0 million); (v) repurchase obligations for underlying securities of the types described in clauses (i) through (iv) above; and (vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $250.0 million, or dollar equivalent, and (c) has one of the two highest ratings obtainable from either S&P or Moody’s; provided, that, in the case of any Investment by any Foreign Subsidiary of the Company, “Eligible Cash Equivalents” shall also include: (x) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case, maturing within a year after such date and having, at the time of the acquisition thereof, a rating equivalent to at least A-2 from S&P and at least P-2 from Moody’s, (y) investments of the type and maturity described in clauses (i) through (vi) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) shares of any money market mutual or similar fund that has substantially all its assets invested continuously in the types of investments otherwise satisfying the requirements of this definition (including this proviso).

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means Notes containing terms substantially identical to any Initial Notes or Initial Additional Notes of a particular series (and any Notes issued in respect of any of such Notes pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7) (except that (i) such Exchange Notes may omit terms with respect to transfer restrictions and may be registered under the Securities Act, and (ii) certain provisions relating to an increase in the stated rate of interest thereon may be eliminated), that are issued and exchanged for such Initial Notes or Initial Additional Notes, as may be provided in any registration rights agreement relating to such Initial Notes or Initial Additional Notes and this Indenture (including any amendment or supplement hereto).

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to any asset or property, the price of which could be negotiated in an arm’s length transaction, for cash, between a willing seller and a willing buyer, as determined in good faith by the Company, which determination shall be conclusive.

“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capital Lease Obligation,” “Consolidated Adjusted EBITDA,” “Consolidated Fixed Charge Coverage Ratio,” “Consolidated Fixed Charges,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Secured Leverage Ratio,” “Consolidated Total Assets,” “Consolidated Total Indebtedness,” “Indebtedness,” “Secured Indebtedness” and “Total Net Leverage Ratio”, (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Company’s election, may be specified by the Company by written notice to the Trustee from time to time; provided that the Company may elect to remove any term from constituting a Fixed GAAP Term.

“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Foreign Subsidiary” means (a) any subsidiary of the Borrower which is (i) not organized under the laws of the United States, any state thereof or the District of Columbia or (ii) is a FSHCO or (b) any subsidiary of a Person described in clause (a).

“FSHCO” means any Restricted Subsidiary (i) that is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) that has no material assets other than Capital Interests of Foreign Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies); provided that the Company may at any time elect by written notice to the Trustee to so use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Guarantee” means, as applied to any Indebtedness of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Indebtedness, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Indebtedness of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment (or payment of damages in the event of non-payment) of all or any part of such Indebtedness of another Person (and “guaranteed” and “guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor Supplemental Indenture” means a supplemental indenture, to be entered into substantially in the form attached hereto as Exhibit E.

“Guarantors” means, collectively, each Subsidiary Guarantor; provided upon the release of discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall immediately cease to be a Guarantor.

“Hedge Agreement” means any agreement with respect to any swap, forward, spot, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, foreign exchange, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes. For the avoidance of doubt, Hedge Agreements shall not be deemed speculative or entered into for speculative purposes if any Hedge Agreement is intended in good faith, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any Indebtedness securities or Indebtedness facilities of the Company or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management or (C) to hedge any exposure that the Company or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedge Agreement entered into in the ordinary course of the Company’s business.

“Holder” or “Noteholder” means a Person in whose name a Note is registered in the Note Register.

“IFRS” means International Financial Reporting Standards promulgated by the International Accounting Standards Board (or any successor board or agency), as adopted by the Chartered Professional Accountants of Canada and in effect from time to time.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person. Indebtedness otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Indebtedness Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Indebtedness. In addition, the following shall not be deemed a separate Incurrence of Indebtedness:

(a)                                 amortization of Indebtedness discount or accretion of principal with respect to a non-interest bearing or other discount security;

(b)                                 the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on

Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(c)                                  the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and

(d)                                 unrealized losses or charges in respect of Hedging Obligations and Swap Contracts, in each case, not entered into for speculative purposes.

“Indebtedness” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following: (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities Incurred in the ordinary course of business; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities (excluding obligations in respect of letters of credit or bankers’ acceptances issued in respect of trade payables) issued for the account of such Person; provided that such obligations shall not constitute Indebtedness except to the extent drawn and not repaid within five (5) Business Days; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person; (v) all Capital Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination; (vii) the liquidation amount or liquidation preference of any Preferred Interests issued by a Restricted Subsidiary that is not a Subsidiary Guarantor; (viii) any Swap Contracts and Hedging Obligations of such Person at the time of determination (the amount of any such obligations to be equal at any time to the net payments under such agreements or arrangements giving rise to such obligations that would be payable by such Person at the termination of such agreements or arrangements); (ix) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party; and (x) all obligations of the types referred to in clauses (i) through (ix) of this definition of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by (or the holder of such Indebtedness or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Indebtedness described in clause (viii) is the net amount payable (after giving effect to permitted set off) if such Swap Contracts or Hedging Obligations are terminated at that time due to default of such Person; (d) the amount of any Indebtedness described in clause (x)(A) above shall be the maximum liability under any such Guarantee; (e) the amount of any Indebtedness described in clause (x)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (f) interest, fees, premium, and expenses and additional payments, if any, will not constitute Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, only upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that in the case of Indebtedness issued or sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Indenture” has the meaning set forth in the preamble hereto.

“Initial Additional Notes” means Additional Notes issued in an offering not registered under the Securities Act (and any Notes issued in respect of any of the foregoing Notes pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7).

“Initial Notes” means the 12.0% Senior Notes due December 15, 2023 of the Company issued on the Issue Date pursuant to the first Notes Supplemental Indenture (and any Notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7).

“Interest Payment Date” means, when used with respect to any Note and any installment of interest thereon, the date specified in such Note as the fixed date on which such installment of interest is due and payable, as set forth in such Note.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Indebtedness of another Person; and (iii) the purchase or acquisition of the business or assets of another Person substantially as an entirety but shall exclude: (a) accounts receivable and other extensions of trade credit in accordance with the Company’s customary practices; (b) the acquisition of property and assets from suppliers and other vendors in the ordinary course of business; and (c) prepaid expenses and workers’ compensation, utility, lease (including related to aircraft) and similar deposits, in the ordinary course of business.

“Investment Grade Rating” designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s. In the event that the Company shall select any other Rating Agency as provided under the definition of the term “Rating Agencies,” the equivalent of such ratings by such Rating Agency shall be used.

“Issue Date” means November 25, 2015.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition”  means any acquisition by one or more of the Company and its Restricted Subsidiaries of any assets, business or Person or any other Investment permitted by this Indenture the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of: (i) all out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all attorneys’ fees, auditors’ fees, securities laws filing fees, printers’ fees, accountants’ fees, consultant fees, investment banking, placement agent and advisory fees, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Indebtedness that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Indebtedness or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Guarantee” means the Guarantee of the Obligations of the Company given by each Guarantor of the Notes.

“Notes” means the Initial Notes, any Additional Notes, the Exchange Notes and any notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7.

“Notes Custodian” means the custodian with respect to the Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Notes Supplemental Indenture” means a supplemental indenture pursuant to which the Company issues Notes in accordance with Section 2.4, which may be substantially in the form attached hereto as Exhibit G, or in such other form as the Company may determine in accordance with Section 2.4.

“Obligations” means, with respect to any Indebtedness, any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing such Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnification in favor of the Trustee and other third parties other than the Holders.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company electronically or by first class mail, postage prepaid, to each Holder at his address appearing in the Note Register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law and Section 3.9(b), not less than 30 days nor more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five Business Days after the Expiration Date.  The Company should notify the Trustee at least five days prior to the sending of the Offer of the Company’s obligation to make an Offer to Purchase (but failure to so notify the Trustee shall not invalidate the Offer and shall not constitute a Default or an Event of Default by the Company), and the Offer shall be sent by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1)                                 the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(2)                                 the Expiration Date and, subject to any condition pursuant to item (13) below, the Purchase Date;

(3)                                 the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the applicable section of this Indenture requiring the Offer to Purchase) (the “Purchase Amount”);

(4)                                 the purchase price to be paid by the Company for each Note accepted for payment (as specified pursuant to the terms hereof) (the “Purchase Price”);

(5)                                 that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof);

(6)                                 the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7)                                 that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8)                                 that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9)                                 that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10)                          that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11)                          that if less than all of such holder’s Notes are tendered for purchase, such Holder will be issued new Notes, such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered and the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000;

(12)                          if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered; and

(13)                          if such Offer is made prior to the occurrence of a Change of Control or receipt of Net Cash Proceeds, stating that the Offer is conditional on the occurrence of such Change of Control or receipt of Net Cash Proceeds, as applicable, and that the Payment Date may, in the Company’s discretion, be delayed until such time as the Change of Control has occurred or Net Cash Proceeds are received, as applicable.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary (or any person serving the equivalent function of any of the foregoing) of such Person (or of the general partner, managing member or sole member of such Person) or any individual designated as an “Officer” for purposes of this Indenture by the Board of Directors of such Person (or the Board of Directors of the general partner, managing member or sole member of such Person).

“Officer’s Certificate” means a certificate signed by the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary (or any person serving the equivalent function of any of the foregoing) of the Company or such Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee.  The counsel may be an employee of or counsel to the Company.

“Outstanding” or “outstanding,” when used with respect to Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i)                                     Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii)                                  Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes, provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made; and

(iii)                               Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture.

A Note does not cease to be Outstanding because the Company or any Affiliate of the Company holds the Note, provided that in determining whether the Holders of the requisite amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder (other than in respect of any such action pursuant to Section 9.2(b), which requires the consent of each Holder of an affected Note), Notes owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be Outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes which an Authorized Officer actually knows are so owned shall be so disregarded.  Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not the Company or an Affiliate of the Company.

“Parent Entity” means any Person of which the Company becomes a Subsidiary.

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than Subordinated Obligations.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Company.  The Trustee will initially act as Paying Agent for the Notes.

“Permitted Business” means any business similar in nature to any business conducted by the Company and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and the Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Company.

“Permitted Debt” means:

(1)                                 Indebtedness Incurred pursuant to any Credit Facilities, the Guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), either (I) up to an aggregate outstanding principal amount not to exceed $1,235.0 million outstanding at any one time plus Related Costs in connection with any Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to this clause (1)(I) or (II) in an unlimited amount, if on the date of the Incurrence of such Indebtedness, after giving Pro Forma Effect to such Incurrence (including the use of proceeds thereof) and any related transactions (or, at the Company’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving Pro Forma Effect to the Incurrence of the entire committed amount of such Indebtedness and any related transactions (such committed amount, a “Ratio Tested Committed Amount”), in which case such Ratio Tested Committed Amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause) the Secured Leverage Ratio would be equal to or less than 2.50:1.00;

(2)                                 Indebtedness under the Notes issued on the Issue Date and contribution, indemnification and reimbursement obligations owed by the Company or any Guarantor to any of the other of them in respect of amounts paid or payable on such Notes;

(3)                                 Guarantees of the Notes;

(4)                                 Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) above);

(5)                                 intercompany Indebtedness between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, provided that if for any reason such Indebtedness ceases to be held by the Company or a Restricted Subsidiary, as applicable, such Indebtedness shall cease to be Permitted Debt under this clause (5) and shall be deemed Incurred as Indebtedness of the Company or a Restricted Subsidiary, as applicable, for purposes of this Indenture;

(6)                                 Guarantees Incurred by the Company of Indebtedness of a Restricted Subsidiary otherwise permitted to be Incurred under this Indenture; provided that if such Guaranteed Indebtedness is a Subordinated Obligation, such Guarantees are subordinated to the Notes to the same extent as the Indebtedness being Guaranteed;

(7)                                 Guarantees by any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Indebtedness under the Credit Facilities otherwise permitted to be Incurred under this Indenture; provided that if such Guaranteed Indebtedness is a Subordinated Obligation, such Guarantees are subordinated to the Notes to the same extent as the Indebtedness being Guaranteed;

(8)                                 Indebtedness (including in respect of letters of credit, bank Guarantees or similar instruments) Incurred by the Company or any Restricted Subsidiary in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, and, for the avoidance of doubt, including indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion Guarantees provided or Incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business; provided that, upon the Incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 60 days following such Incurrence;

(9)                                 Indebtedness under Swap Contracts and Hedging Obligations, in each case, not entered into for speculative purposes;

(10)                          Indebtedness of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Indebtedness (including, for the avoidance of doubt, any security deposits in respect of corporate aircraft) Incurred to finance the acquisition, installations, repairs, improvement and removal of fixed or capital assets and any Refinancing Indebtedness that Refinances any Indebtedness Incurred pursuant to this clause (10), including any additional Indebtedness Incurred to pay premiums, fees and expense in connection therewith; provided that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed the greater of (i) $50.0 million and (ii) 2.85% of Consolidated Total Assets; provided, further, that Capital Lease Obligations Incurred by the Company or any Restricted Subsidiary pursuant to this clause (10) in connection with a Sale and Leaseback Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale and Leaseback Transaction are used by the Company or such Restricted Subsidiary to permanently repay outstanding Indebtedness of the Company and its Restricted Subsidiaries;

(11)                          Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or any Capital Interests of a Restricted Subsidiary otherwise permitted under this Indenture, other than Guarantees of Indebtedness for borrowed money Incurred for the purpose of financing such acquisition of such business, assets or Capital Interests;

(12)                          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management treasury services in the ordinary course of business; provided, however, that such Indebtedness is extinguished within the ordinary course of business;

(13)                          Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(14)                          Indebtedness of the Company and the Restricted Subsidiaries Incurred under overdraft facilities (including, but not limited to, intraday and purchasing card services) extended by one or more financial institutions and established for the Company’s and the Restricted Subsidiaries’ ordinary course of operations;

(15)                          Indebtedness in respect of letters of credit, bank Guarantees, warehouse receipts or similar instruments issued to support performance obligations and letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(16)                          unsecured Indebtedness in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services incurred in the ordinary course of business;

(17)                          Indebtedness representing deferred compensation to employees, directors or consultants incurred in the ordinary course of business;

(18)                          Indebtedness consisting of promissory notes issued to current or former officers, directors and employees, or their respective estates or family members, in each case, to finance the purchase or redemption of Capital Interests of the Company or any Parent Entity permitted under this Indenture;

(19)                          Guarantees incurred in the ordinary course of business by the Company or any Restricted Subsidiary and not in respect of Indebtedness for borrowed money;

(20)                          Indebtedness in an aggregate amount equal to 100% of (i) the net cash proceeds received by the Company from the issuance or sale of its Capital Interests (other than Redeemable Capital Interests) after the Issue Date or by any Parent Entity from the issuance and sale of its Capital Interests (other than Redeemable Capital Interests) and contributed to the Company, in each case, after the Issue Date and (ii) any cash consisting of a capital contribution received by any Parent Entity from the holders of its Capital Interests and contributed to the Company, in each case, excluding any Capital Interests issued or capital contribution made on or prior to the Issue Date; provided, however, (i) any such net cash proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 3.4(a) to the extent the Company and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any net cash proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent the Company or any of its Restricted Subsidiaries makes a Restricted Payment under Section 3.4(a) in reliance thereon;

(21)                          Indebtedness (i) of the Company or any of its Restricted Subsidiaries Incurred or issued to finance an acquisition and (ii) of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged or amalgamated into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, however, that after giving effect to such acquisition and the incurrence of such Indebtedness, either:

(i)                                     the Total Net Leverage Ratio of the Company determined on a Pro Forma Basis would be equal to or greater than 4.50:1.00; or

(ii)                                  the Total Net Leverage Ratio of the Company and its Restricted Subsidiaries determined on a Pro Forma Basis would be less than or equal to the Total Net Leverage Ratio immediately prior to such acquisition;

(22)                          Indebtedness of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed the greater of (x) $100.0 million and (y) 5.75% of Consolidated Total Assets at any time outstanding;

(23)                          Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to  Section 3.3(a) or pursuant to clauses (1)(II), (2), (3), (4), (20), (21) or (22) above or this clause (23);

(24)                          Indebtedness which (A) is contemplated by clause (x)(B) of the definition of “Indebtedness” and (B) could be secured with a Lien pursuant to clause (17) of the definition of “Permitted Liens”;

(25)                          Indebtedness arising pursuant to appeal bonds or similar instruments required in connection with judgments that do not constitute an Event of Default under clause (6) of the definition of “Event of Default”;

(26)                          all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (25) above and clause (27) below; and

(27)                          Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred by such Person in connection with any Asset Acquisition or other Investment permitted under this Indenture.

“Permitted Investments” means:

(1)                                 Investments in existence on the Issue Date;

(2)                                 Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

(3)                                 Investments in cash, Eligible Cash Equivalents and Investments that were Eligible Cash Equivalents when made;

(4)                                 Investments in property and other assets, owned or used by the Company or any Restricted Subsidiary in the ordinary course of business;

(5)                                 Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary;

(6)                                 Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, amalgamated, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound up into, the Company or a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation);

(7)                                 Swap Contracts and Hedging Obligations, in each case, not entered into for speculative purposes;

(8)                                 receivables owing to the Company or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(9)                                 Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

(10)                          other Investments by the Company or any Restricted Subsidiary in an aggregate amount not to exceed the greater of (x) $125.0 million and (y) 8.50% of Consolidated Total Assets at any one time outstanding;

(11)                          loans and advances to officers, directors, employees or consultants of the Company or any Restricted Subsidiary not to exceed $10.0 million in the aggregate at any one time outstanding;

(12)                          Investments the payment for which consists solely of Capital Interests (excluding Redeemable Capital Interests) of the Company;

(13)                          any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 3.7 or any other disposition of Property not constituting an Asset Sale;

(14)                          Guarantees incurred in the ordinary course of business by the Company or any Restricted Subsidiary and not in respect of Indebtedness for borrowed money;

(15)                          payroll, travel, moving, relocation, entertainment and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(16)                          Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary otherwise permitted by Section 3.3;

(17)                          any Investment acquired by the Company or any of its Restricted Subsidiaries:

(i)                                     in exchange for any other Investment or accounts receivable held by the Company or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable;

(ii)                                  in satisfaction of judgments against other Persons;

(iii)                               as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iv)                              received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;

(18)                          Investments consisting of the licensing, sublicensing, covenants not to sue, releases or other rights under intellectual property (including in connection with distribution, license and supply agreements) in the ordinary course of business or in the reasonable business judgment of the Company or its Restricted Subsidiaries;

(19)                          advances, loans or extensions of trade credit or prepayments of expenses or loans or advances made to distributors, in each case in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(20)                          repurchases of the Notes and Obligations under the Credit Facilities;

(21)                          (a) Investments consisting of the purchase price paid for and reasonable transaction costs related to acquisitions by the Company or any Restricted Subsidiary of all or substantially all of the assets or Capital Interests of a Person engaged in a Permitted Business, (b) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Company or consolidates, merges or amalgamates with the Company or any of its Restricted Subsidiaries so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation, merger or amalgamation and (c) Investments consisting of any acquisition of, or licenses for, products or assets used or useful in a Permitted Business;

(22)                          Investments in a Permitted Joint Venture, when taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding (and not otherwise converted or applied to another clause of this definition of “Permitted Investments”), not to exceed the greater of (x) $100.0 million and (y) 5.75% of Consolidated Total Assets at any one time outstanding;

(23)                          Investments resulting from pledges and deposits referred to in clauses (6), (9), (22), (24), (37) and (38) of the definition of “Permitted Liens”;

(24)                          the Transactions;

(25)                          Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers and foreign law equivalent interests;

(26)                          acquisitions by the Company or any Restricted Subsidiary of Investments evidencing obligations owed by one or more officers or other employees of the Company, such Restricted Subsidiary or any of their subsidiaries in connection with such officer’s or employee’s acquisition of Capital Interests of the Company, so long as no cash is actually advanced in connection with the acquisition of any such obligations;

(27)                          Investments consisting of purchases and acquisitions of inventory, supplies, goods, materials and equipment or purchases of contract rights or leases, in each case, in the ordinary course of business;

(28)                          Investments consisting of purchases and acquisitions of intellectual property in the ordinary course of business or in the reasonable business judgment of the Company or the Restricted Subsidiaries; and

(29)                          any Investments; provided that (A) the Total Net Leverage Ratio (calculated on a Pro Forma Basis) shall not exceed 2.75:1.00 and (B) no Event of Default pursuant to Section 6.1(1), (2) or (6) shall exist after giving effect to such Investment.

“Permitted Joint Venture” means any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which the Company or any of its Restricted Subsidiaries is a joint venturer; provided, however, that (a) the joint venture is engaged solely in a Permitted Business and (b) the Company or a Restricted Subsidiary is required by the governing documents of the joint venture or an agreement with the other parties to the joint venture to participate in the management of such joint venture as a member of such joint venture’s Board of Directors or otherwise.

“Permitted Liens” means:

(1)                                 Liens on the assets of the Company or any Guarantor which secure Obligations Incurred under Credit Facilities pursuant to clause (1) of the definition of “Permitted Debt” or any Refinancing Indebtedness in respect of such Obligations;

(2)                                 Liens in favor of the Company or any Restricted Subsidiary;

(3)                                 Liens on property of a Person existing at the time such Person is merged or amalgamated with or into or consolidated with the Company or any Restricted Subsidiary of the Company (including by way of plan of arrangement); provided that such Liens were not Incurred in contemplation of or in connection with such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person merged into, amalgamated or consolidated with the Company or the Restricted Subsidiary;

(4)                                 Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not Incurred in contemplation of or in connection with such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5)                                 Liens existing on the Issue Date;

(6)                                 pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(7)                                 Liens imposed by law, including carriers’, warehousemen’s and mechanics’, materialmen’s and repairmen’s Liens, in each case in respect of which a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(8)                                 Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(9)                                 Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not secure Indebtedness;

(10)                          Liens securing Swap Contracts and Hedging Obligations, in each case, not entered into for speculative purposes clearing in accordance with applicable law;

(11)                          Liens relating to banker’s liens, rights of set off or similar rights and remedies as to deposit accounts or other funds (i) maintained with a depositary institution, (ii) relating to pooled deposit or sweep accounts or cash pooling arrangements (including with respect to any joint and several liability provisions in relation thereto) of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries, (iii) relating to debit card or other payment services or (iv) relating to purchase orders and other agreements (other than Indebtedness for borrowed money) entered into with customers in the ordinary course of business;

(12)                          any Lien resulting from the deposit of money or other cash equivalents or other evidence of indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any Restricted Subsidiary; provided that the Incurrence of Indebtedness and such defeasance or satisfaction and discharge are not prohibited by this Indenture;

(13)                          Liens securing Obligations in respect of Indebtedness (including Capital Lease Obligations and Purchase Money Indebtedness) permitted by clause (10) of the definition of “Permitted Debt” covering only the assets acquired, constructed, installed, improved, repaired or developed with, or secured by, such Indebtedness;

(14)                          Liens securing Obligations in respect of (a) Indebtedness permitted by clause (14) of the definition of “Permitted Debt” (and any Guarantee thereof) and (b) Indebtedness of Subsidiaries other than Subsidiary Guarantors; provided, in the case of clause (b), that such Liens attach only to assets of Restricted Subsidiaries other than Subsidiary Guarantors;

(15)                          Liens securing Indebtedness permitted by clause (15) of the definition of “Permitted Debt”;

(16)                          Liens on Capital Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(17)                          Liens securing Obligations in respect of Refinancing Indebtedness; provided that any such Lien covers only the assets that secure the Indebtedness being refinanced;

(18)                          leases, subleases, survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially impair the operation of the business of the Company and its Subsidiaries taken as a whole;

(19)                          Liens arising from Uniform Commercial Code (or its equivalent) financing statement filings regarding operating leases entered into by the Company and the Restricted Subsidiaries in the ordinary course of business;

(20)                          judgment and attachment Liens not giving rise to an Event of Default under Section 6.1(6) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21)                          Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22)                          Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(23)                          Liens arising from precautionary Uniform Commercial Code financing statements or similar or analogous financing statements in any jurisdiction;

(24)                          Liens arising from the right of distress enjoyed by landlords or lessors or Liens otherwise granted to landlords or lessors, in either case, to secure payment of arrears of rent in respect of leased properties;

(25)                          deemed trusts or other Liens that are unregistered and that secure amounts that are not yet delinquent in respect of unpaid wages, vacation pay, employee or non-resident withholding tax source deductions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, unemployment insurance, pension fund obligations and realty taxes;

(26)                          Liens on Capital Interests of any joint venture or Unrestricted Subsidiary (i) securing obligations of such joint venture or Unrestricted Subsidiary, as the case may be, or (ii) pursuant to the relevant joint venture agreement or arrangement;

(27)                          Liens to secure any Refinancings (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien permitted under this Indenture; provided, however, that (x) such new Lien pursuant to this clause shall be limited to all or part of the same property (which, for the avoidance of doubt, may include after-acquired property to the extent such after-acquired property would be subject to the existing Lien) that secured the original Lien (plus improvements on and accessions to such property), (y) the Indebtedness secured by such Lien at such time pursuant to this clause is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder and (B) an amount necessary to pay the Related Costs related to such Refinancing and (z) such new Lien pursuant to this clause shall also continue to constitute a utilization of any capacity pursuant to the clause under which such initial Lien was incurred;

(28)                          licenses, sublicenses, covenants not to sue, releases or other rights under intellectual property granted to or from others (including in connection with distribution, license and supply agreements) in the ordinary course of business or in the reasonable business judgment of the Company or any of the Restricted Subsidiaries;

(29)                          Liens securing the Company’s or its Subsidiaries’ obligations in relation to corporate aircraft, including rights under any lease, sublease, charter, management, operating, crew, service, repair, maintenance, storage or other agreement relating to the aircraft, rights in the aircraft and any parts, accessions and accessories thereto, rights under insurance policies and security deposits and rights in income derived from and proceeds of any of the foregoing, in the ordinary course;

(30)                          Liens (other than liens securing Indebtedness for borrowed money) that are customary in the operation of the business of the Company or any of its Restricted Subsidiaries;

(31)                          other Liens in an aggregate principal amount not to exceed the greater of (x) $100.0 million and (y) 5.75% of Consolidated Total Assets, at the time of Incurrence, at any one time outstanding;

(32)                          other Liens so long as, after giving effect to any such Lien and the incurrence of any Indebtedness incurred at the time such Lien is created, or incurred, on a Pro Forma Basis, the Secured Leverage Ratio (when tested for purposes of the incurrence of such Lien) does not exceed 2.50:1.00;

(33)                          Liens securing Indebtedness permitted to be incurred pursuant to any Sale and Lease-Back Transactions so long as such liens attach only to the property to which such Indebtedness relates (or accessions to such property and proceeds thereof);

(34)                          Liens arising by virtue of any statutory or common law provisions or similar provisions applicable in foreign jurisdictions relating to banker’s liens, rights of set-off or similar rights;

(35)                          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(36)                          set-off and early termination rights under Hedge Agreements;

(37)                          (i) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder and (ii) Liens on the proceeds of Indebtedness in favor of the lenders or holders of such Indebtedness and their agents or representatives pending the application of such proceeds to any Asset Acquisition or other Investment permitted under this Indenture or any Refinancing; and

(38)                          Liens on securities that are the subject of repurchase agreements constituting Eligible Cash Equivalents.

For purposes of determining compliance with this definition, (u) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (v) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (w) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (1) in respect of Indebtedness Incurred pursuant to clause (1)(II) of the definition of “Permitted Debt” or (32) above (giving effect to the Incurrence of such portion of such Indebtedness), the Company, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to such clause (1) in respect of Indebtedness Incurred pursuant to clause (1)(II) of the definition of “Permitted Debt” or (32) above and the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition, (x) the principal amount of Indebtedness secured by a Lien outstanding under any category of “Permitted Liens” shall be determined after giving effect to the application of proceeds of any such Indebtedness to Refinance any such other Indebtedness, (y) if any Liens securing Indebtedness are Incurred to Refinance Liens securing Indebtedness initially Incurred (or, Lien securing Indebtedness Incurred to Refinance Liens securing Indebtedness initially Incurred) in reliance on a category of “Permitted Liens” measured by reference to a percentage of Consolidated Total Assets at the time of Incurrence, and such Refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such Refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded (and such newly Incurred Liens shall be deemed permitted) to the extent the principal amount of such Indebtedness secured by such newly Incurred Liens does not exceed the principal amount of such Indebtedness secured by such Liens being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing and (z) if any Liens securing Indebtedness are Incurred to Refinance Liens securing Indebtedness initially Incurred (or, Liens securing Indebtedness Incurred to Refinance Liens securing Indebtedness initially Incurred) in reliance on a category of “Permitted Liens” measured by reference to a fixed dollar amount, such fixed dollar amount shall not be deemed to be exceeded (and such newly Incurred Liens shall be deemed permitted) to the extent the principal amount of such Indebtedness secured by such newly Incurred Liens does not exceed the principal amount of such Indebtedness secured by such Liens being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Place of Payment” means a city or any political subdivision thereof in which any Paying Agent appointed pursuant to Article II is located.

“Predecessor Notes” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.9 in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Preferred Interests” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Pro Forma” or “Pro Forma Basis” means, for purposes of determining compliance with any provision of this Indenture, including the determination of any financial ratio or test or the amount of revenue or Consolidated Total Assets or Consolidated Adjusted EBITDA, that any Specified Transaction occurring since the first day of the relevant period to and including the relevant date such determination is made (including after the relevant quarter or period end, if applicable) shall be deemed to have occurred as of the first day of the relevant period, including pro forma adjustments arising out of events attributable to such Specified Transaction (including giving effect to those specified in accordance with the definitions of Consolidated Adjusted EBITDA and Consolidated Net Income); provided that, any event, occurrence or transaction that would otherwise be deemed a Specified Transaction, but for failure to meet the monetary threshold in the definition thereof, shall also be given effect on a “Pro Forma Basis”. Upon giving effect to a transaction on a “Pro Forma Basis,” (i) any indebtedness Incurred by the Company or any Restricted Subsidiaries in connection with such Specified Transaction (or any other transaction which occurred during the relevant period) shall be deemed to have been Incurred as of the first day of the relevant period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the end of the relevant period, (iii) income statement items (whether positive or negative) and Consolidated Adjusted EBITDA attributable to all property acquired in such Specified Transaction or to the Investment constituting such Specified Transaction, as applicable, shall be included as if such Specified Transaction has occurred as of the first day of the relevant period, (iv) income statement items (whether positive or negative) attributable to all property disposed of in any Specified Transaction (including any income statement items attributable to disposed abandoned or discontinued operations), shall be excluded as if such Specified Transaction has occurred as of the first day of the relevant period and (v) such other pro forma adjustments which would be permitted or required by United States federal or state securities Laws, as amended, shall be taken into account (in each case, in addition to any adjustments permitted pursuant to any applicable financial definition or test). Interest on a

Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, bankers’ acceptances market rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company or the applicable Restricted Subsidiary may designate. Any such adjustments included in calculations made on a Pro Forma Basis shall continue to apply to subsequent calculations of any applicable financial ratios or tests, including during any subsequent test period in which the effects thereof are expected to be realized.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Indebtedness” means Indebtedness:

(i)                                     Incurred to finance or refinance the purchase, assembly, installation or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and

(ii)                                  that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased, assembled, installed or constructed.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Qualified Equity Offering” means (i) any public equity offering of Qualified Capital Interests yielding gross proceeds to either of the Company, or any direct or indirect parent company of the Company, or (ii) a private equity offering of Qualified Capital Interests of the Company, or any direct or indirect parent company of the Company, other than any such public or private sale to an entity that is an Affiliate of the Company; provided that, in the case of an offering or sale by a Parent Entity, such Parent Entity contributes to the capital of the Company the portion of the net cash proceeds of such offering or sale necessary to pay the aggregate Redemption Price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to the provisions of Section 6(b) of the applicable Notes Supplemental Indenture.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available other than as a result of actions by the Company, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed (other than in exchange for Qualified Capital Interests), is redeemable (other than in exchange for Qualified Capital Interests) at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Indebtedness of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company to repurchase such equity security upon the occurrence of a change of control or an asset sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Company may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with Section 3.4. The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Redemption Price” means, with respect to any series of Notes, “Redemption Price” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.

“Refinance” means to extend, renew, refund, refinance, replace, redeem, repurchase, retire, defease or discharge, and “Refinancing” and “Refinanced” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that refunds, refinances, renews, replaces or extends any Indebtedness (or unutilized commitments in respect of Indebtedness) permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of this Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:

(a)                                 the Refinancing Indebtedness is subordinated to the Notes or the Note Guarantees, as applicable, to at least the same extent as the Indebtedness being refunded, refinanced or extended, if such Indebtedness was subordinated to the Notes;

(b)                                 the Refinancing Indebtedness is scheduled to mature either no earlier than the shorter of (a) the maturity date of Indebtedness being refunded, refinanced or extended or (b) 91 days after the maturity date of the Notes;

(c)                                  the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refunded, refinanced, renewed, replaced or extended;

(d)                                 such Refinancing Indebtedness is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Indebtedness issued with “original issue discount,” as such) then outstanding under the Indebtedness being refunded, refinanced, renewed, replaced or extended, (b) an amount equal to any unutilized commitment related to the Indebtedness being Refinanced or otherwise then outstanding under a Credit Facility, or other Financing arrangement being refinanced, (c) the Related Costs in connection with such Refinancing Indebtedness; and

(e)                                  such Refinancing Indebtedness is Incurred by the same Person (or its successor) that initially Incurred the Indebtedness being refunded, refinanced, renewed, replaced or extended, except that the Company or any Guarantor may Incur Refinancing Indebtedness to refund, refinance, renew, replace or extend Indebtedness of any Restricted Subsidiary of the Company.

“Regular Record Date” means, with respect to any series of Notes, “Regular Record Date” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Certificate” means a certificate substantially in the form attached hereto as Exhibit D.

“Related Business Assets” means assets (other than cash or Eligible Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Costs” means the aggregate amount of any fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums), defeasance costs and other costs, fees, discounts and expenses.

“Relevant Parent Entity” means any Parent Entity so long as the Company is a Subsidiary thereof and such Parent Entity is not a Subsidiary of any other Parent Entity.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” is defined to mean any of the following:

(a)                                 any dividend or other distribution declared and paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary of the Company, other than:

(i)                                     dividends, distributions or payments made solely in Qualified Capital Interests in the Company; and

(ii)                                  dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis;

(b)                                 any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Company (including the conversion into, or exchange for, Indebtedness, of any Capital Interests) other than any such Capital Interests owned by the Company or any Restricted Subsidiary (other than a payment made solely in Qualified Capital Interests in the Company);

(c)                                  any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Subordinated Obligations (excluding any Indebtedness owed to the Company or any Restricted Subsidiary), except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof; and

(d)                                 any Restricted Investment.

“Restricted Period” means, in relation to the Initial Notes, the 40 consecutive days beginning on and including the later of (A) the day on which the Initial Notes are offered to persons other than distributors (as defined in Regulation S under the Securities Act) and (B) the Issue Date; and, in relation to any Additional Notes that bear the Private Placement Legend, it means the comparable period of 40 consecutive days.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person.  Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary and is thereafter leased back as a capital lease by the Company or a Restricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means, at any date of determination, the sum of (i) any Indebtedness secured by a Lien (other than Liens consisting of property or assets held in defeasance or deposited in trust for redemption, repayment, retirement, satisfaction, discharge or defeasance or similar arrangement for the benefit of indebtedness secured thereby), (ii) any Ratio Tested Committed Amount initially established on such date as of such date and (iii) solely for purposes of calculating the amount of Indebtedness that can be Incurred pursuant to clause (1)(II) of the definition of “Permitted Debt” as of such date, Incurred pursuant to clause (1)(II) of the definition of “Permitted Debt.”

“Secured Leverage Ratio” means, as of any date of determination (the “Determination Date”), the ratio of (a) the aggregate principal amount of Secured Indebtedness as of such date minus the aggregate amount of Unrestricted Cash of the Company and its Restricted Subsidiaries (except proceeds of Indebtedness that is Incurred for which the Secured Leverage Ratio is to be calculated or is otherwise Incurred substantially contemporaneously with such Indebtedness) on the Determination Date (excluding any Hedging Obligations or Swap Contracts, in each case, not entered into for speculative purposes) to (b) Consolidated Adjusted EBITDA for the most recently ended Four Quarter Period for which internal financial statements are available prior to the Determination Date; provided that, for purposes of the foregoing calculation, (x) in the event that the Company shall classify Indebtedness that is secured by Liens on property or assets of the Company and its Restricted Subsidiaries Incurred on the date of determination as Incurred in part pursuant to clause (1)(II) of the definition of “Permitted Debt” and in part pursuant to one or more other clauses (or subclauses) of the definition of “Permitted Debt” and/or pursuant to Section 3.3(a) (other than any such Indebtedness secured in part pursuant to clause (32) of the definition of “Permitted Liens”) (as provided in clause (x) of the third paragraph of such covenant), Secured Indebtedness shall not include any such Indebtedness (and shall not give effect to any Discharge of Secured Indebtedness from the proceeds thereof) to the extent Incurred pursuant to any such other clause (or subclause) of the definition of “Permitted Debt” and/or pursuant to Section 3.3(a) (other than any such Indebtedness secured in part pursuant to clause (32) of the definition of “Permitted Liens”) and (y) in the event that the Company shall classify Liens securing Indebtedness Incurred by the Company or its Restricted Subsidiaries on the date of determination as Incurred in part pursuant to clause (32) of the definition of “Permitted Liens” and in part pursuant to one or more other clauses (or subclauses) of the definition of “Permitted Liens” and/or pursuant to Section 3.5(a) (other than any such Indebtedness Incurred pursuant to clause (1)(II) of the definition of “Permitted Debt”) (as provided in the last paragraph of the definition of “Permitted Liens”), Secured Indebtedness shall not include any such Indebtedness (and shall not give effect to any Discharge of Secured Indebtedness from the proceeds thereof) to the extent secured by Liens Incurred pursuant to any such other clause (or subclause) of the definition of “Permitted Liens” and/or pursuant to Section 3.5(a) (other than any such Indebtedness incurred pursuant to clause (1)(II) of the definition of “Permitted Debt”). For purposes of making the computation referred to above, (I) the Secured Leverage secured shall be calculated, if applicable, on a Pro Forma Basis in respect of clauses (a) and (b) thereof as are appropriate and consistent with the Pro Forma adjustments set forth in the definition of “Consolidated Fixed Charge Coverage Ratio” and (II) subject to the previous sentence, the principal amount of Indebtedness secured by a Lien outstanding under any category of “Permitted Liens” shall be determined after giving effect to the application of proceeds of any such Indebtedness to Refinance any such other Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Company pursuant to Section 2.10.

“Specified Transaction” means, with respect to any period, any (i) Investment involving the acquisition of an operating or geographical unit of a business or that constitutes an acquisition of all or substantially all of the common stock of a Person and involves the payment of consideration by the Company and its Restricted Subsidiaries, (ii) sale or transfer of assets or property or other asset disposition (including any disposal, abandonment or discontinuance of operations) or involves the abandonment or discontinuation of operations, (iii) incurrence, amendment, modification, repayment or refinancing of Indebtedness, (iv) Restricted Payment, (v) designation or redesignation of an Unrestricted Subsidiary or Restricted Subsidiary, or (vi) other event, in each case that by the terms of this Indenture requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Stated Maturity” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Indebtedness or any installment of interest thereon, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

“Subordinated Obligations” means any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or the Note Guarantees pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which more than 50% of the total voting power of shares of the Voting Interests is at the time owned, directly or indirectly, by:

(1)                                 such Person;

(2)                                 such Person and one or more Subsidiaries of such Person; or

(3)                                 one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Company that executes this Indenture as a Guarantor on the Issue Date and each other Restricted Subsidiary of the Company that Incurs a Guarantee of the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person automatically ceases to be a Guarantor.

“Successor Entity” means a corporation or other entity that succeeds to and continues the business of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Company ending on or prior to such date for which internal financial information is available.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

“Total Net Leverage Ratio” means, as of any Determination Date, the ratio of (i) Consolidated Total Indebtedness as of such date minus the aggregate amount of Unrestricted Cash of the Company and its Restricted Subsidiaries (except proceeds of Indebtedness that is incurred for which the Total Net Leverage Ratio is to be calculated and the proceeds of other Indebtedness incurred substantially contemporaneously therewith) on the Determination Date to (ii) Consolidated Adjusted EBITDA for the most recently ended Four Quarter Period for which financial statements are available prior to the Determination Date; provided that, for purposes of the foregoing calculation, in the event that the Company shall classify Indebtedness of the Company and its Restricted Subsidiaries Incurred on the date of determination as Incurred in part pursuant to Section 3.3(a) and in part pursuant to one or more clauses (or subclauses) of the definition of “Permitted Debt” (other than clause (21) of such definition), as provided in Section 3.3(c)(x), Consolidated Total Indebtedness shall not include any such Indebtedness (and shall not give effect to any Discharge of Indebtedness from the proceeds thereof) to the extent Incurred pursuant to any such clause (or subclause) of the definition of “Permitted Debt” (other than clause (21) of such definition). For purposes of making the computation referred to above, the Total Net Leverage Ratio shall be calculated, if applicable, on a Pro Forma Basis in respect of clauses (i) and (ii) thereof as are appropriate and consistent with the Pro Forma adjustments set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Transaction Date” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Transactions” means, collectively, any or all of the following:  (i) the entry into this Indenture and related documents and the offer and issuance of the Initial Notes, (ii) the entry into the Credit Agreement, (iii) the issuance of the Warrant and (iv) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Trustee” means the respective party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means any officer within the corporate trust administration department of the Trustee, with direct responsibility for performing the Trustee’s duties under this Indenture and also means, with respect to a particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Unrestricted Cash” means, as at any date of determination, the lesser of (x) the aggregate amount of cash and Eligible Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Company as at such date, to the extent such cash and Eligible Cash Equivalents are not classified as “restricted” and (y) $200.0 million.

“Unrestricted Subsidiary” means:

(1)                                 any Subsidiary designated as such in this Indenture or, after the Issue Date, by the Board of Directors of the Company or any Parent Entity in an Officer’s Certificate in the manner provided in Section 3.14; and

(2)                                 any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means securities that are:

(1)                                 direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)                                 obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person or otherwise direct the management thereof.

“Warrant” means the Warrant to Purchase Common Stock, dated the date hereof, among the Company and UCB Manufacturing, Inc., a Delaware corporation.

SECTION 1.2  Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	3.7
“Affiliate Transaction”	3.8
“Agent Members”	2.15(b)
“Asset Sale Proceeds Application Period”	3.7
“Authentication Order”	2.6
“Certificate of Beneficial Ownership”	2.16(3)
“Change of Control Notice”	3.9(b)
“Change of Control Offer”	3.9(b)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(b)(iii)
“covenant defeasance option”	8.1
“Covenant Suspension Event”	3.15(a)
“Defaulted Interest”	2.10
“Distribution Compliance Date”	2.1
“Event of Default”	6.1
“Excess Proceeds”	3.7
“Global Notes”	2.1
“Guarantor Obligations”	10.1(a)
“LCA Election”	1.5
“LCA Test Date”	1.5
“legal defeasance option”	8.1
“Minimum Denomination”	2.5
“Note Register” and “Note Registrar”	2.8
“Offer Amount”	5.8(a)
“Offer Period”	5.8(a)
“Offer to Repurchase”	5.8
“Permanent Regulation S Global Notes”	2.1
“Physical Notes”	2.1
“Private Placement Legend”	2.3
“protected purchaser”	2.9
“Ratio Tested Committed Amount”	1.1
“Redemption Date”	5.4
“Regulation S Global Notes”	2.1
“Regulation S Note Exchange Date”	2.16(3)
“Regulation S Physical Notes”	2.1
“Reinstatement Date”	3.15(b)

Term	Defined in Section
“Required Filing Dates”	3.2(a)
“retiring Trustee”	7.7
“Rule 144A Global Note”	2.1
“Rule 144A Physical Notes”	2.1
“Satisfaction of the Notes”	3.15(a)
“Surviving Entity”	4.1(i)
“Suspended Covenants”	3.15(a)
“Suspension Period”	3.15(c)
“Temporary Regulation S Global Notes”	2.1

SECTION 1.3  Rules of Construction.  Unless the context otherwise requires:

(a)                                 a term has the meaning assigned to it;

(b)                                 an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                                  “or” is not exclusive;

(d)                                 “including” means including without limitation;

(e)                                  words in the singular include the plural and words in the plural include the singular;

(f)                                   (i) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness and (ii) secured Indebtedness shall not be deemed to be subordinated or junior to other secured Indebtedness merely because it has a junior priority with respect to the same collateral;

(g)                                  references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)                                 unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i)                                     the words “herein,” “hereof” and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(j)                                    notwithstanding any provision of this Indenture, prior to the qualification of this Indenture under TIA, no provision of the TIA shall apply or be incorporated by reference into this Indenture or the Notes, except as specifically set forth in this Indenture.

SECTION 1.4  Incorporation by Reference of TIA.  Following qualification of this Indenture under the TIA, (i) whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture and (ii) this Indenture shall be subject to the mandatory provisions of the TIA, which shall be incorporated by reference in and made a part of this Indenture.  Any terms incorporated by reference in this Indenture pursuant to the preceding sentence that are defined by the TIA, defined by any TIA reference to another statute or defined by SEC rule under the TIA, have the meanings so assigned to them therein.  The following TIA terms have the following meanings:

•                  “indenture securities” means the Notes.

•                  “indenture security holder” means a Holder.

•                  “indenture to be qualified” means this Indenture.

•                  “indenture trustee” or “institutional trustee” means the Trustee.

•                  “obligor” on this indenture securities means the Company, any Subsidiary Guarantor, and any successor or other obligor on the indenture securities.

SECTION 1.5  Limited Condition Acquisition.  In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Indenture which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into.  For the avoidance of doubt, if the Company has exercised its option under the first sentence of this Section 1.5, and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:

(i)                                     determining compliance with any provision of this Indenture which requires the calculation of the Consolidated Fixed Charge Coverage Ratio, Secured Leverage Ratio or Total Net Leverage Ratio; or

(ii)                                  testing baskets set forth in this Indenture (including baskets measured as a percentage of Consolidated Total Assets);

in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters of the Company ending prior to the LCA Test Date for which consolidated financial statements of the Company are available, the Company could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.  For the avoidance of doubt, if the Company has made an LCA Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Company or the Person subject to such Limited Condition Acquisition or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations.  If the Company has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the Incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Company or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

ARTICLE II

The Notes

SECTION 2.1  Forms Generally.  The Initial Notes and Initial Additional Notes that are not Exchange Notes and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit A annexed hereto (as such forms may be modified in accordance with Section 2.4).  The Exchange Notes and any Additional Notes that are not Initial Additional Notes, or that are issued in a registered offering pursuant to the Securities Act, and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit B annexed hereto (as such forms may be modified in accordance with Section 2.4).  Each of Exhibit A and B, is hereby incorporated in and expressly made a part of this Indenture.  The Notes may have such appropriate insertions, omissions, substitutions, notations, legends, endorsements, identifications and other variations as are required or permitted by law, stock exchange rule or depositary rule or usage, agreements to which the Company is subject, if any, or other customary usage, or as may consistently herewith be determined by the Officers of the Company executing such Notes, as evidenced by such execution (provided always that any such notation, legend, endorsement, identification or variation is in a form acceptable to the Company).  Each Note shall be dated the date of its authentication.  The terms of the Notes set forth in Exhibits A and B are part of the terms of this Indenture.  Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Initial Notes and any Initial Additional Notes offered and sold in reliance on Rule 144A shall, unless the Company otherwise notifies the Trustee in writing, be issued in the form of one or more permanent global Notes in substantially the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4), except as otherwise permitted herein.  Such Global Notes shall be referred to collectively herein as the “Rule 144A Global Note,” and shall be deposited with the Notes Custodian for credit to an account of an Agent Member, and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided.  The aggregate principal amount of any Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Notes Custodian as hereinafter provided.

Initial Notes and any Initial Additional Notes offered and sold in offshore transactions in reliance on Regulation S under the Securities Act shall be issued in the form of one or more permanent global Notes in substantially the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Permanent Regulation S Global Notes”), unless the Company notifies the Trustee in writing that such global Notes should be issued in temporary form, in which case such global Notes shall be issued in the form of one or more temporary global Notes in substantially the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Temporary Regulation S Global Notes” and, together with the Permanent Regulation S Global Notes, the “Regulation S Global Notes”). The Regulation S Global Notes shall be deposited with the Notes Custodian for credit to an account of an Agent Member holding on behalf of Euroclear or Clearstream and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of a Regulation S Global Note may from time to time be increased or decreased by adjustments made in the records of the Notes Custodian as hereinafter provided.

Following the expiration of the distribution compliance period set forth in Regulation S (the “Distribution Compliance Date”) with respect to any Temporary Regulation S Global Note, beneficial interests in such Temporary Regulation S Global Note shall, if applicable, be exchanged as provided in Sections 2.15 and 2.16 for beneficial interests in one or more Permanent Regulation S Global Notes, except as otherwise permitted herein.  Simultaneously with the authentication of such Permanent Regulation S Global Note, the Trustee shall cancel the related Temporary Regulation S Global Note.

Subject to the limitations on the issuance of certificated Notes set forth in Sections 2.15 and 2.16, Initial Notes and any Initial Additional Notes issued pursuant to Section 2.8 in exchange for or upon transfer of beneficial interests (x) in a Rule 144A Global Note shall be in the form of permanent certificated Notes substantially in the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Rule 144A Physical Notes”) or (y) in a Permanent Regulation S Global Note or in a Temporary Regulation S Global Note (if any) on or after the Regulation S Note Exchange Date with respect to any Temporary Regulation S Global Note, shall be in the form of permanent certificated Notes substantially in the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Regulation S Physical Notes”), respectively, as hereinafter provided.

The Rule 144A Physical Notes and Regulation S Physical Notes shall be construed to include any certificated Notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9 or 5.7, and the Rule 144A Global Notes and Regulation S Global Notes shall be construed to include any global Notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9 or 5.7.  The Rule 144A Physical Notes and the Regulation S Physical Notes, together with any other certificated Notes issued and authenticated pursuant to this Indenture, are sometimes collectively herein referred to as the “Physical Notes.”  The Rule 144A Global Notes and the Regulation S Global Notes, together with any other global Notes that are issued and authenticated pursuant to this Indenture, are sometimes collectively referred to as the “Global Notes.”

Exchange Notes shall be issued substantially in the form set forth in Exhibit B hereto (as such form may be modified in accordance with Section 2.4) and, subject to Section 2.15(c), shall be in the form of one or more Global Notes.

SECTION 2.2  Form of Trustee’s Certificate of Authentication.  The Notes will have endorsed thereon  a Trustee’s certificate of authentication in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

as Trustee

By:
Authorized Officer

Dated:

SECTION 2.3  Restrictive and Global Note Legends.  Each Global Note and Physical Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the following legend set forth below (the “Private Placement Legend”) on the face thereof until the Private Placement Legend is removed or not required in accordance with Section 2.16(4):

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.  THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES:  ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON

WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE),] [IN THE CASE OF NOTES ISSUED IN OFFSHORE TRANSACTIONS PURSUANT TO REGULATION S:  40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE)], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

Any Regulation S Global Note, whether or not an Initial Note, shall also bear the following legend on the face thereof:

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

Each Global Note, whether or not an Initial Note, shall also bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN

AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 2.15 AND 2.16 OF THE INDENTURE (AS DEFINED HEREIN).

Any Temporary Regulation S Global Note shall also bear the following legend on the face thereof:

EXCEPT AS SPECIFIED IN THE INDENTURE, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40 DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(2) OF REGULATION S UNDER THE SECURITIES ACT).  DURING SUCH 40 DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY NOT BE SOLD, PLEDGED OR TRANSFERRED TO A U.S. PERSON OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON.

Each Global Note and Physical Note that has more than a de minimis about of original issue discount for U.S. federal income tax purposes shall also bear the following legend on the face thereof:

THIS NOTE MAY HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  YOU MAY CONTACT [          ], THE CHIEF FINANCIAL OFFICER OF THE ISSUER, AT 9000 STATE ROAD, PHILADELPHIA, PENNSYLVANIA 19136 OR BY PHONE AT (215) 333-9000, WHO WILL PROVIDE YOU WITH ANY REQUIRED INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT.

SECTION 2.4  Amount Unlimited; Issuable in Series.  The aggregate principal amount of Notes that may be authenticated and delivered and Outstanding under this Indenture is not limited.  The Notes may be issued from time to time in one or more series.  Except as provided in Section 9.2, all Notes (including any Exchange Notes issued in exchange therefor) will vote (or consent) as a class with the other Notes and otherwise be treated as Notes for all purposes of this Indenture.

The following matters shall be established with respect to each series of Notes issued hereunder in a Notes Supplemental Indenture:

(1)                                 the title of the Notes of the series (which title shall distinguish the Notes of the series from all other series of Notes);

(2)                                 any limit (if any) upon the aggregate principal amount of the Notes of the series that may be authenticated and delivered under this Indenture (which limit shall not pertain to Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e), or 5.7);

(3)                                 the date or dates on which the principal of and premium, if any, on the Notes of the series is payable or the method of determination and/or extension of such date or dates, and the amount or amounts of such principal and premium, if any, payments and methods of determination thereof;

(4)                                 the rate or rates at which the Notes of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, and the Interest Payment Dates on which any such interest shall be payable;

(5)                                 the period or periods within which, the price or prices at which, and other terms and conditions upon which Notes of the series may be redeemed, in whole or in part, at the option of the Company, if the Company is to have the option;

(6)                                 if other than the principal amount thereof, the portion of the principal amount of Notes of the series that shall be payable upon declaration of acceleration of maturity thereof pursuant to Section 6.2 or the method by which such portion shall be determined;

(7)                                 in the case of any Notes, other than Initial Notes and any Exchange Notes issued in exchange for Initial Notes, any addition to or change in the Events of Default which apply to any Notes of the series and any change in the right of the Trustee or the requisite Holders of such Notes to declare the principal amount thereof due and payable pursuant to Section 6.2;

(8)                                 in the case of any Notes, other than Initial Notes and any Exchange Notes issued in exchange for Initial Notes, any addition to or change in the covenants set forth in Articles III and IV; and

(9)                                 in the case of any Notes, other than Initial Notes and any Exchange Notes issued in exchange for Initial Notes, any addition to or change in the definitions in Section 1.1 related to additions or changes contemplated by the foregoing clauses (7) and (8).

The form of the Notes of such series, as set forth in Exhibit A or B as the case may be, may be modified to reflect such matters as so established in such Notes Supplemental Indenture.

Such matters may also be established in a Notes Supplemental Indenture for any Additional Notes issued hereunder that are to be of the same series as any Notes previously issued hereunder.  Notes that have the same terms described in the foregoing clauses (1) though (9) will be treated as the same series, unless otherwise designated by the Company.

SECTION 2.5  Denominations.  The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 (the “Minimum Denomination”), and integral multiples of $1,000 in excess thereof.

SECTION 2.6  Execution, Authentication and Delivery and Dating.  The Notes shall be executed on behalf of the Company by one Officer thereof.  The signature of any such Officer on the Notes may be manual or by facsimile.

Notes bearing the manual or facsimile signature of an individual who was at any time an Officer of the Company shall bind the Company, notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication; and the Trustee shall authenticate and deliver (i) Initial Notes for original issue in the aggregate principal amount not to exceed $250.0 million, (ii) Additional Notes in one or more series (which may be of the same series as any Notes previously issued hereunder, or of a different series) from time to time for original issue in aggregate principal amounts specified by the Company and (iii) Exchange Notes from time to time for issue in exchange for a like principal amount of Initial Notes or Initial Additional Notes, in each case specified in clauses (i) through (iii) above, upon a written order of the Company in the form of a Company Order (an “Authentication Order”).  Such Company Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, the “CUSIP,” “ISIN,” “Common Code” or other similar identification numbers of such Notes, if any, whether the Notes are to be Initial Notes, Additional Notes or Exchange Notes and whether the Notes are to be issued as one or more Global Notes or Physical Notes and such other information as the Company may include or the Trustee may reasonably request.

All Notes shall be dated the date of their authentication.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

SECTION 2.7  Temporary Notes.  Until definitive Notes are ready for delivery, the Company may prepare and upon receipt of an Authentication Order the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes.  If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay.  After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company in a Place of Payment, without charge to the Holder.  Upon surrender for cancellation of any one or more temporary Notes the Company shall execute and upon receipt of an Authentication Order the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations.  Until so exchanged the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes of the same series and tenor.

SECTION 2.8  Registrar and Paying Agent.  The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency of the Company in a Place of Payment being herein sometimes collectively referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes.  The Company may have one or more co-registrars.  The term “Note Registrar” includes any co-registrars.

The Company may have one or more additional paying agents, and the term “Paying Agent” shall include any additional Paying Agent.

The Company initially appoints the Trustee as “Note Registrar” and “Paying Agent” in connection with the Notes, until such time as it has resigned or a successor has been appointed.  The Company may change the Paying Agent or Note Registrar for any series of Notes without prior notice to the Holders of Notes.  The Company may enter into an appropriate agency agreement with any Note Registrar or Paying Agent not a party to this Indenture.  Any such agency agreement shall implement the provisions of this Indenture that relate to such agent.  The Company shall notify the Trustee in writing of the name and address of any such agent.  If the Company fails to appoint or maintain a Note Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.6.  The Company or any wholly owned Domestic Restricted Subsidiary of the Company may act as Paying Agent or Note Registrar.

Upon surrender for transfer of any Note at the office or agency of the Company in a Place of Payment, in compliance with all applicable requirements of this Indenture and applicable law, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same series, of any authorized denominations and of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for other Notes of the same series, of any authorized denominations and of a like tenor and aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency.  Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued upon any transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

Every Note presented or surrendered for transfer or exchange shall (if so required by the Company or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing.

No service charge shall be made for any registration, transfer or exchange of Notes, but the Company and/or Trustee may require payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection therewith.

The Company shall not be required (i) to issue, transfer or exchange any Note during a period beginning at the opening of business 15 Business Days before the day of the mailing of a notice of redemption (or purchase) of Notes selected for redemption (or purchase) under Section 5.3(b) and ending at the close of business on the day of such mailing, or (ii) to transfer or exchange any Note so selected for redemption (or purchase) in whole or in part.

SECTION 2.9  Mutilated, Destroyed, Lost and Stolen Notes.  If a mutilated Note is surrendered to the Note Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Note Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee.  If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, a Paying Agent and the Note Registrar from any loss that any of them may suffer if a Note is replaced.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.9, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.9 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and ratably with any and all other Notes duly issued hereunder.

The provisions of this Section 2.9 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.10  Payment of Interest Rights Preserved.  Interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest specified in Section 4 of the applicable Notes Supplemental Indenture.

Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, any interest on any Note that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Company, at their election, as provided in clause (1) or clause (2) below:

(1)                                 The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Company shall notify the Trustee and Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee or Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Trustee or Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause (1).  Thereupon the Company shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee and the Paying Agent of the notice of the proposed payment.  The Company shall promptly notify the Trustee of such Special Record Date and the Trustee, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be sent to each Holder at such Holder’s address as it appears in the Note Register, not less than 10 days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so sent, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2)                                 The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee and the Paying Agent of the proposed payment pursuant to this clause (2), such payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.10, each Note delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Note of the same series shall carry the rights to interest accrued and unpaid, and to accrue, that were carried by such other Note of such series.

SECTION 2.11  Persons Deemed Owners.  The Company, any Subsidiary Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 2.10) interest on, such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Company, any Subsidiary Guarantor, the Trustee, the Paying Agent  nor any agent of any of them shall be affected by notice to the contrary.

SECTION 2.12  Cancellation.  All Notes surrendered for payment, redemption, transfer, exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and, if not already cancelled, shall be promptly cancelled by it.  The Company may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee.  No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 2.12, except as expressly permitted by this Indenture.  All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act).

SECTION 2.13  Computation of Interest.  Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, interest on the Notes shall be computed on the basis of a 360 day year consisting of twelve 30-day months.

SECTION 2.14  CUSIP Numbers, ISINs, etc.  The Company in issuing the Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (if then generally in use), and if so, the Trustee may use the CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of such numbers printed in the notice or on the Notes; that reliance may be placed only on the other identification numbers printed on the Notes; and that any redemption shall not be affected by any defect in or omission of such numbers. The Company should promptly notify the Trustee, in writing, of any change in any “CUSIP,” “ISIN” or “Common Code” number, but failure to so notify the Trustee shall not constitute a Default or Event of Default by the Company.

SECTION 2.15  Book-Entry Provisions for Global Notes.

(a)                                 Each Global Note initially shall (i) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, in each case for credit to the account of an Agent Member, and (ii) be delivered to the Notes Custodian.  None of the Company, the

Trustee nor any of their agents shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(b)                                 Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Notes Custodian, or under such Global Notes.  The Depositary may be treated by the Company, any other obligor upon the Notes, the Trustee and any agent of any of them as the absolute owner of the Global Notes for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, any other obligor upon the Notes, the Trustee or any agent of any of them from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a beneficial owner of any Note.  The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(c)                                  Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but, subject to the immediately succeeding sentence, not in part, to the Depositary, its successors or their respective nominees.  Interests of beneficial owners in a Global Note may not be transferred or exchanged for Physical Notes unless (i) the Company has consented thereto in writing, or such transfer or exchange is made pursuant to the next sentence, and (ii) such transfer or exchange is in accordance with the applicable rules and procedures of the Depositary and the provisions of Sections 2.8 and 2.16.  Subject to the limitation on issuance of Physical Notes set forth in Section 2.16(3), Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the relevant Global Note, if (i) the Depositary notifies the Company at any time that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed within 120 days; (ii) the Depositary ceases to be registered as a “Clearing Agency” under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 120 days; (iii) the Company, at its option, notifies the Trustee that it elects to cause the issuance of Physical Notes; or (iv) an Event of Default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from the Depositary to issue Physical Notes.

(d)                                 In connection with any transfer or exchange of a portion of the beneficial interest in any Global Note to beneficial owners for Physical Notes pursuant to Section 2.15(c), the Note Registrar shall record on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the beneficial interest in the Global Note being transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and principal amount of authorized denominations.

(e)                                  In connection with a transfer of an entire Global Note to beneficial owners pursuant to Section 2.15(c), the applicable Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary, in exchange for its beneficial interest in the applicable Global Note, an equal aggregate principal amount of Rule 144A Physical Notes (in the case of any Rule 144A Global Note), Regulation S Physical Notes (in the case of any Regulation S Global Note) or other applicable Physical Notes, as the case may be, of authorized denominations.

(f)                                   The transfer and exchange of a Global Note or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth in Section 2.16) and the applicable rules and procedures therefor of the Depositary.  Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in a different Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.  A transferor of a beneficial interest in a Global Note shall deliver to the Note Registrar a written order given in accordance with the Depositary’s applicable rules and procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the relevant Global Note (or shall otherwise comply with the then applicable rules and procedures of the Depositary).  Subject to Section 2.16, the Note Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in such Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(g)                                  Any Physical Note delivered in exchange for an interest in a Global Note pursuant to Section 2.15(c) shall, unless such exchange is made on or after the Resale Restriction Termination Date applicable to such Note and except as otherwise provided in Section 2.3 and Section 2.16, bear the Private Placement Legend.

(h)                                 Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through designated Agent Members holding on behalf of Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.16.

SECTION 2.16  Special Transfer Provisions.

(1)                                 Transfers to Non-U.S. Persons.  The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security (within the meaning of Rule 144(a)(3) of the Securities Act) to any Non-U.S. Person:  The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 2.8) and,

(a)                                 if (x) such transfer is after the relevant Resale Restriction Termination Date with respect to such Note or (y) the proposed transferor has delivered to the Note Registrar and the Company and the Trustee a Regulation S Certificate and, unless otherwise agreed by the Company and the Trustee, an Opinion of Counsel, certifications and other information satisfactory to the Company and the Trustee, and

(b)                                 if the proposed transferor is or is acting through an Agent Member holding a beneficial interest in a Global Note, upon receipt by the Note Registrar and the Company and the Trustee of (x) the certificate, opinion, certifications and other information, if any, required by clause (a) above and (y) written instructions given in accordance with the procedures of the Note Registrar and of the Depositary;

whereupon (i) the Note Registrar shall reflect on its books and records the date and (if the transfer does not involve a transfer of any Outstanding Physical Note) a decrease in the principal amount of the relevant Global Note in an amount equal to the principal amount of the beneficial interest in the relevant Global Note to be transferred; and (ii) either (A) if the proposed transferee is or is acting through an Agent Member holding a beneficial interest in a relevant Regulation S Global Note, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of such Regulation S Global Note in an amount equal to the principal amount of the beneficial interest being so transferred or (B) otherwise the Company shall execute and the Trustee shall authenticate and deliver one or more Physical Notes of like tenor and amount.

(2)                                 Transfers to QIBs.  The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security (within the meaning of Rule 144(a)(3) of the Securities Act) to a QIB (excluding transfers to Non-U.S. Persons):  The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 2.8) and,

(a)                                 if such transfer is being made by a proposed transferor who has checked the box provided for on the form of such Note stating, or has otherwise certified to the Note Registrar and the Company and the Trustee in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of such Note stating, or has otherwise certified to Note Registrar and the Company and the Trustee in writing, that it is purchasing such Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(b)                                 if the proposed transferee is an Agent Member, and the Note to be transferred consists of a Physical Note that after transfer is to be evidenced by an interest in a Global Note or consists of a beneficial interest in a Global Note that after the transfer is to be evidenced by an interest in a different Global Note, upon receipt by the Note Registrar of written instructions given in accordance with the Depositary’s and the Note Registrar’s procedures, whereupon the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of the transferee Global Note in an amount equal to the principal amount of the Physical Note or such beneficial interest in such transferor Global Note to be transferred, and the Trustee shall cancel the Physical Note so transferred or reflect on its books and records the date and a decrease in the principal amount of such transferor Global Note, as the case may be.

(3)                                 Limitation on Issuance of Physical Notes.  No Physical Note shall be exchanged for a beneficial interest in any Global Note, except in accordance with Section 2.15 and this Section 2.16.

A beneficial owner of an interest in a Regulation S Global Note shall not be permitted to exchange such interest for a Physical Note (any such exchange being limited, in any case, to the circumstances set forth in Section 2.15(c)) or (in the case of such interest in a Temporary Regulation S Global Note) an interest in a Permanent Regulation S Global Note until a date, which must be after the Distribution Compliance Date, on which the Company receives a certificate of beneficial ownership substantially in the form of Exhibit C from such beneficial owner (a “Certificate of Beneficial Ownership”).  Such date, as it relates to a Regulation S Global Note, is herein referred to as the “Regulation S Note Exchange Date.”

(4)                                 Private Placement Legend.  Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Note Registrar shall deliver Notes that do not bear the Private Placement Legend.  Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Note Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the requested transfer is after the relevant Resale Restriction Termination Date with respect to such Notes, (ii) upon written request of the Company after there is delivered to the Note Registrar an Opinion of Counsel (which opinion and counsel are satisfactory to the Company) to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, (iii) with respect to a Regulation S Global Note (on or after the Resale Restriction Termination Date with respect to such Regulation S Global Note) or Regulation S Physical Note, in each case with the agreement of the Company, or (iv) such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act.

(5)                                 Other Transfers.  The Note Registrar shall effect and register, upon receipt of a written request from the Company to do so, a transfer not otherwise permitted by this Section 2.16, such registration to be done in accordance with the otherwise applicable provisions of this Section 2.16, upon the furnishing by the proposed transferor or transferee of a written Opinion of Counsel (which opinion and counsel are satisfactory to the Company) to the effect that, and such other certifications or information as the Company or the Trustee may require (including, in the case of a transfer to an Accredited Investor (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D promulgated under the Securities Act), a certificate substantially in the form of Exhibit F) to confirm that, the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

A Note that is a Restricted Security (within the meaning of Rule 144(a)(3) of the Securities Act) may not be transferred other than as provided in this Section 2.16.  A beneficial interest in a Global Note that is a Restricted Security (within the meaning of Rule 144(a)(3) of the Securities Act) may not be exchanged for a beneficial interest in another Global Note other than through a transfer in compliance with this Section 2.16.

(6)                                 General.  By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Note Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.15 or this Section 2.16 (including all Notes received for transfer pursuant to this Section 2.16).  The Company shall have the right to require the Note Registrar to deliver to the Company, at the Company’s expense, copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Note Registrar.

In connection with any transfer of any Note, the Trustee, the Note Registrar and the Company shall be entitled to receive, shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the certificates, opinions and other information referred to herein (or in the forms provided herein, attached hereto or to the Notes, or otherwise) received from any Holder and any transferee of any Note regarding the validity, legality and due authorization of any such transfer, the eligibility of the transferee to receive such Note and any other facts and circumstances related to such transfer.

SECTION 2.17  Payment of Additional Interest.

(a)                                 Under certain circumstances the Company will be obligated to pay certain additional amounts of interest to the Holders of certain Initial Notes, as more particularly set forth in such Initial Notes.

(b)                                 Under certain circumstances the Company may be obligated to pay certain additional amounts of interest to the Holders of certain Initial Additional Notes, as may be more particularly set forth in such Initial Additional Notes.

(c)                                  Prior to any Interest Payment Date on which any such additional interest is payable, the Company shall give notice to the Trustee of the amount of any additional interest due on such Interest Payment Date.  The Trustee shall have no duty to calculate or verify the calculation of any additional interest that is payable as determined by the Company.

SECTION 2.18  Paying Agent to Hold Money in Trust.  The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes.  The Company at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than either of the Company) shall have no further liability for the money delivered to the Trustee.  If the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.

SECTION 2.19  Lists of Holders of the Notes.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of

Holders.  If the Trustee is not the Note Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of the Notes held by each thereof.

ARTICLE III

Covenants

SECTION 3.1  Payment of Notes.  The Company shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal, premium, if any, and interest shall be considered paid on the date due if by 12:00 p.m. (New York City time) on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent they are required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2  Reports and Other Information.

(a)                                 So long as any Notes are outstanding notwithstanding that following the Issue Date the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject (the “Required Filing Dates”); provided that at any time the Company is not required to be subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and the Company is not permitted by the Exchange Act or the SEC to file with the SEC the annual reports, information, documents and other reports that it would be required to file if it were subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will within 15 days of each Required Filing Date provide to the Trustee and, upon request, to Holders a copy of all of the information and reports (without exhibits) it would have been required to file with the SEC pursuant to Section 13(a) or 15(d) if it were so subject.

(b)                                 So long as any Notes are outstanding, within 10 Business Days either prior to or after furnishing or being deemed to have furnished to the Trustee annual reports, information, documents and other reports required by Section 3.2(a), the Company will hold a conference call to discuss such reports and the results of operations for the relevant reporting period (it being understood that such conference call may be the same conference call as with the Company’s equity investors and analysts).

(c)                                  So long as any Notes are outstanding, the Company will hold quarterly conference calls for the Holders of the Notes to discuss financial information for the previous quarter (it being understood that such quarterly conference call may be the same conference call as with the Company’s equity investors and analysts). The conference call will be following the last day of each fiscal quarter of the Company and not later than 10 Business Days from the time that the Company furnishes or is deemed to have furnished the financial information required by Section 3.2(a). Not fewer than two days prior to any annual or quarterly conference call, as applicable, the Company will issue a press release announcing the time and date of such conference call and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call.

(d)                                 The Company will be deemed to have satisfied the requirements of Section 3.2(a) by furnishing financial information relating to any Parent Entity instead of the Company; provided that to the extent such information related to such Parent Entity, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information of such Parent Entity, on the one hand, and the information relating to the Company and its Subsidiaries on a stand-alone basis, on the other hand.

(e)                                  Delivery of reports, information and documents (including without limitation reports contemplated under this Section 3.2) to the Trustee is for informational purposes only and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

SECTION 3.3  Limitation on Incurrence of Indebtedness.

(a)                                 The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided that the Company and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio, determined on a Pro Forma Basis, including as if any such Indebtedness (including any other Indebtedness being Incurred contemporaneously), and any other Indebtedness Incurred since the beginning of the Four Quarter Period (as defined below) had been Incurred and the proceeds thereof had been applied at the beginning of the Four Quarter Period, and any other Indebtedness repaid since the beginning of the Four Quarter Period had been repaid at the beginning of the Four Quarter Period, would be equal to or greater than 2.00:1.00.

(b)                                 Notwithstanding Section 3.3(a), the Company and its Restricted Subsidiaries may Incur Permitted Debt.

(c)                                  For purposes of determining any particular amount of Indebtedness under this Section 3.3, Guarantees or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Section 3.3, (x) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, including categories of Permitted Debt or is entitled to be Incurred pursuant to Section 3.3(a), the Company, in its sole discretion, shall divide or classify, and from time to time may divide or reclassify, all or any portion of such item of Indebtedness; provided that Indebtedness Incurred under the Credit Facilities on the Issue Date shall at all times be treated as Incurred pursuant to clause (1) of the definition of “Permitted Debt”; provided, further that (if the Company shall so determine) any Indebtedness Incurred pursuant to clauses (10) and (22) of the definition of “Permitted Debt” shall cease to be deemed outstanding for purposes of any such clause but shall instead be deemed Incurred for the purposes of Section 3.3(a) from and after the first date on which the Company or any Restricted Subsidiary could have Incurred such Indebtedness under Section 3.3(a) without reliance on such clause; (y) if any Indebtedness is Incurred to Refinance Indebtedness initially Incurred (or, Indebtedness Incurred to Refinance Indebtedness initially Incurred) in reliance on any provision of the definition of “Permitted Debt” measured by reference to a percentage of Consolidated Total Assets, and such Refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such Refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded (and such newly Incurred Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing; and (z) if any Indebtedness is Incurred to Refinance Indebtedness initially Incurred (or, Indebtedness Incurred to Refinance Indebtedness initially Incurred) in reliance on any provision of the definition of “Permitted Debt” measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such newly Incurred Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing. The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Indebtedness in the form of additional Indebtedness or payment of dividends on Capital Interests in the forms of additional shares of Capital Interests with the same terms will not be deemed to be an Incurrence of Indebtedness.

(d)                                 For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness (or any category of Permitted Liens described in the definition thereof), the U.S. dollar equivalent principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was first Incurred or Liens securing such Indebtedness were granted, in the case of term Indebtedness, or such Indebtedness was first committed or first Incurred or Liens securing such Indebtedness was granted, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred (or commitments established) as Refinancing Indebtedness to refinance Indebtedness (or unutilized commitments in respect of Indebtedness) denominated in another currency, and such refinancing would cause the applicable provision of this Section 3.3 (or category of Permitted Liens) to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such provision of this Section 3.3 (or category of Permitted Liens) refinancing, shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such

Indebtedness being refinanced plus (ii) an amount equal to any unutilized commitment related to the Indebtedness being Refinanced, plus (iii) the Related Costs.

SECTION 3.4  Limitation on Restricted Payments.

(a)                                 The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(i)                                     no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(ii)                                  after giving effect to such Restricted Payment on a Pro Forma Basis, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.3(a); and

(iii)                               after giving effect to such Restricted Payment, the aggregate amount for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi) (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv) and (xvi) of Section 3.4(b)) shall not exceed the sum (without duplication) of:

(1)                                 50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from October 1, 2015 and ending on the last day of the most recently ended fiscal quarter for which internal financial information is available at the time of such Restricted Payment, plus

(2)                                 100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the Issue Date either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion or exchange of Indebtedness (including Redeemable Capital Interests) of the Company, and from the exercise of options, warrants or other rights to acquire such Qualified Capital Interests (other than, in each case, Capital Interests or Indebtedness issued or sold to a Subsidiary of the Company), plus

(3)                                 100% of the net reduction in Restricted Investments, made by the Company or any Restricted Subsidiary subsequent to the Issue Date, in any Person, resulting from (i) payments of interest on Indebtedness, dividends, repayments of loans or advances, or any sale or disposition of such Restricted Investments (but only to the extent such items are not included in the calculation of Consolidated Net Income), or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (or the causing of a Person that is not a Subsidiary to become a Restricted Subsidiary),

(b)                                 Notwithstanding Section 3.4(a), the Company and its Restricted Subsidiaries may take the following actions:

(i)                                     the payment of any dividend or the consummation of any redemption within 60 days after declaration thereof or the giving of such notice, as applicable, if, at the declaration date or notice thereof, such payment or redemption would have complied with this Section 3.4;

(ii)                                  the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the sale (other than to a Subsidiary of the Company) of Qualified Capital Interests of the Company or a capital contribution to the Company; provided, however, that (x) the net cash proceeds from such sale of Qualified Capital Interests or such capital contribution will be excluded from Section 3.4(a)(iii)(2) to the extent applied to any such purchase, repurchase, redemption, defeasance or other acquisition or retirement and (y) such purchase, repurchase, redemption, defeasance, or other acquisition or retirement shall occur within 60 days after the consummation of any such sale;

(iii)                               the redemption, defeasance, repurchase or acquisition or retirement for value of any Subordinated Obligations out of the net cash proceeds of (x) Refinancing Indebtedness of the Company or such Guarantor, as the case may be, Incurred in accordance with this Indenture or (y)  the issue and sale (other than to a Subsidiary of the Company) of Qualified Capital Interests of the Company; provided that such redemption, defeasance, repurchase or acquisition or retirement for value shall occur within 60 days after the consummation of any such issue and sale;

(iv)                              the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company or any Parent Entity (or any payments to a Parent Entity for the purposes of permitting any such repurchase) held by directors, officers, consultants, employees, former directors, former officers, former consultants or former employees of the Company or any Restricted Subsidiary or Parent Entity (or their Immediate Family Members, estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or service or alteration of employment or service status or pursuant to the terms of any agreement under which such Capital Interests were issued (including any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement) and, for the avoidance of doubt, including any principal and interest payable on any promissory notes issued by the Company or any Parent Entity in connection with such repurchase, retirement or other acquisition, including any Capital Interests rolled over by management of the Company in connection with the Transactions; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $5.0 million in any calendar year; provided, further, that any unused amounts in any calendar year may be carried forward; provided, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualified Capital Interests of the Company or any direct or indirect Parent Entity of the Company (to the extent contributed to the Company) to employees or consultants of the Company and its Restricted Subsidiaries that occurs after the Issue Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 3.4(a)(iii); plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date (provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by the proviso of this clause (iv) in any calendar year and, to the extent any payment described under this clause (iv) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness);

(v)                                 dividend adjustments and repurchases of Capital Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities or the vesting of restricted stock units or deferred stock units (including any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement);

(vi)                              Restricted Payments (A) to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Interests of the Company or the vesting of restricted stock units or deferred stock units and (B) consisting of (i) payments made or expected to be made in respect of withholding or similar taxes payable by any future, present or former officers, directors, employees, members of management or consultants of the Company, any Restricted Subsidiary or any Parent Entity, in each case solely to the extent such taxes relate to the foregoing persons’ ownership of Capital Interests in the Company and/or (ii) repurchases of Capital Interests in consideration of the payments described in clause (i), including demand repurchases in connection with the exercise of stock options or the vesting of restricted stock units or deferred stock units;

(vii)                           payments (or Restricted Payments made to allow any Parent Entity to pay) for the repurchase of Capital Interests of the Company or any Parent Entity held by any present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or family member thereof) as a result of the exercise by such person of employee stock options or the vesting of restricted stock units or deferred stock units, in an amount not to exceed the greater of $5.0 million and 0.30% of Consolidated Total Assets;

(viii)                        the extension of credit that constitutes intercompany Indebtedness, the Incurrence of which was permitted pursuant to (x) Section 3.3 or (y) clause (5), (6) or (7) of the definition of “Permitted Debt”;

(ix)                              the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Company or any Restricted Subsidiary Incurred in compliance with Section 3.3 to the extent such dividends are included in the definition of Consolidated Fixed Charges;

(x)                                 the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a change of control in accordance with provisions similar to those in Section 3.9 or (B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to those in Section 3.7; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has complied with its obligations under this Indenture described in Section 3.9 and Section 3.7, as applicable;

(xi)                              [reserved];

(xii)                           so long as no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof, other Restricted Payments not in excess of an amount equal to the greater of (a) $35.0 million and (b) 2.00% of Consolidated Total Assets in the aggregate since the Issue Date; provided that if this clause (xii) is utilized to make a Restricted Investment, the amount deemed to be utilized under this clause (xii) shall be the amount of such Restricted Investment at any time outstanding (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(xiii)                        any payments made in connection with the Transactions pursuant to any agreements or documents related to the Transactions (including, for purposes of this clause (xiii), any payments made in connection with the Warrant) (without giving effect to subsequent amendments, waivers or other modifications to such agreements or documents);

(xiv)                       any Restricted Payments if at the time such Restricted Payment is made, no Event of Default shall have occurred and be continuing or would result therefrom and after giving effect to such Restricted Payments on a Pro Forma Basis, the Total Net Leverage Ratio shall not exceed 2.25:1.00;

(xv)                          if, at any time, the Company is a member of a group filing a consolidated, combined, affiliated or unitary income tax return with any Parent Entity, Restricted Payments to such Parent Entity to pay U.S. federal, foreign, state and local income taxes imposed on such entity to the extent such income taxes are attributable to the income of the Company and its Subsidiaries; provided, however, that the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that the Company and its Subsidiaries that are members of such consolidated, combined, affiliated or unitary group would have been required to pay in respect of U.S. federal, foreign, state and local income taxes (as the case may be) in respect of such year if the Company and its Subsidiaries paid such income taxes directly on a separate company basis or as a stand-alone consolidated, combined, affiliated or unitary income tax group for such year (reduced by any such taxes paid directly by the Company or any Subsidiary, and determined as if the Company and its Subsidiaries were never members of such consolidated, combined, affiliated or unitary group with such direct or indirect parent, and were always either separate company taxpayers or members of a stand-alone consolidated, combined, affiliated or unitary income tax group that includes just the Company and its Subsidiaries);

(xvi)                       the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to, any Parent Entity, in the amount required for such Parent Entity to, if applicable:

(a)                                 pay amounts equal to the amounts required for any Parent Entity to pay fees and expenses (including Related Taxes), customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, future, present or former officers, employees, directors, managers, consultants or independent contractors of any Parent Entity, if applicable, and general corporate operating (including, without limitation, expenses related to auditing and other accounting matters) and overhead costs and expenses of Parent Entity, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Company and its Subsidiaries;

(b)                                 [reserved];

(c)                                  pay fees and expenses Incurred by any Parent Entity related to (i) the maintenance by such Parent Entity of its corporate or other entity existence and performance of its obligations under this Indenture and similar obligations under any Credit Facility, (ii) any unsuccessful equity or debt offering of securities of such Parent Entity and (iii) any equity or debt issuance, Incurrence or offering, any disposition or acquisition or any investment transaction by the Company or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to the Company or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted by this Indenture;

(d)                                 pay franchise and excise taxes and other fees, taxes and expenses in connection with any ownership of the Company or any of its Subsidiaries or required to maintain their organizational existences; and

(e)                                  finance, or to make payments to any other Parent Entity to finance, any Investment that, if consummated by the Company or any Restricted Subsidiary, would be a Permitted Investment; provided that (i) such Restricted Payment is made substantially concurrently with the closing of such Investment and (ii) promptly following the closing thereof, such Parent Entity causes (x) all property acquired (whether assets or Capital Interests) to be contributed to the Company or any Restricted Subsidiary or (y) the merger, consolidation or amalgamation (to the extent permitted by Section 4.1) of the Person formed or acquired into the Company or any Restricted Subsidiary in order to consummate such acquisition or Investment, in each case, in accordance with the requirements of Section 3.10.

(c)                                  If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Company, would be permitted under the requirements of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustment made in good faith to the Company’s financial statements affecting Consolidated Net Income.

(d)                                 The amount of all Restricted Payments (other than cash) will be the fair market value (as determined by the Company in good faith which determination shall be conclusive) on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(e)                                  For purposes of determining compliance with this Section 3.4, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Section 3.4(b)(i) through (xvi) and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to Section 3.4(a), the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) among such clauses (i) through (xvi) of Section 3.4(b) and such Section 3.4(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 3.4, except that the Company may not reclassify any Restricted Payment as being made under Section 3.4(b)(xiv) if originally made pursuant to one or more of clauses (i) through (xiii) or clause (xv) of Section 3.4(b) or pursuant to Section 3.4(a)(iii).

SECTION 3.5  Limitation on Liens.

(a)                                 The Company will not, and will not permit any of its Restricted Subsidiaries to create, Incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under this Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or in the case of Subordinated Obligations, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Obligations) until such time as such obligations are no longer secured by a Lien.

(b)                                 Any Lien which is granted to secure the Notes or such Guarantee pursuant to Section 3.5(a) shall be automatically and unconditionally released and discharged at the same time as the release of the Lien (other than a release following enforcement of remedies in respect of such Lien or the Obligations secured by such Lien) that gave rise to the obligation to secure the Notes or such Guarantee pursuant to Section 3.5(a).

SECTION 3.6  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to this Indenture or any law, rule, regulation or order) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests to the Company or any Guarantor or pay any Indebtedness owed to the Company or any Guarantor, (ii) make loans or advances to the Company or any Guarantor or (iii) transfer any of its property or assets to the Company or any Guarantor.

However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(a)                                 any encumbrance or restriction in existence on the Issue Date, including those under the Credit Agreement, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, in the good faith judgment of the Company, are no more restrictive in any material respect, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or refinancings thereof;

(b)                                 any encumbrance or restriction which exists with respect to an acquired property in existence at the time of such acquisition pursuant to an agreement, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(c)                                  any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges or amalgamates with or into a Restricted Subsidiary of the Company on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(d)                                 any encumbrance or restriction under the terms of Refinancing Indebtedness Incurred to renew, refund, replace, refinance or extend any agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such Refinancing Indebtedness are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Indebtedness being renewed, refunded, replaced, refinanced, or extended, in the good faith judgment of the Company;

(e)                                  customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or any rights thereunder;

(f)                                   any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(g)                                  any encumbrance or restriction under this Indenture, the Notes and the Note Guarantees;

(h)                                 any encumbrance or restriction under a contract for the sale or other disposition of assets or Capital Interests, including, without limitation, any agreement for the sale or other disposition of a Subsidiary, that restricts distributions of the applicable assets or Capital Interests to be issued or sold, or of any assets of a Subsidiary to be sold, pending such sale or other disposition;

(i)                                     restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(j)                                    customary provisions with respect to the disposition or distribution of property or assets in joint venture agreements, asset sale agreements, stock sale agreements (including underwriting agreements), sale leaseback agreements and other similar agreements;

(k)                                 any restriction with respect to the Company or a Restricted Subsidiary (or any of its property or assets) imposed by customary provisions in Hedging Obligations or Swap Contracts, in each case, not entered into for speculative purposes;

(l)                                     Purchase Money Indebtedness and Capital Lease Obligations permitted under this Indenture for property acquired in the ordinary course of business that impose restrictions on that property so acquired of the nature described in clause (iii) of the first paragraph hereof;

(m)                             Liens securing Indebtedness otherwise permitted to be Incurred under this Indenture, including the provisions of Section 3.5; and

(n)                                 any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that (x) are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date (in each case, as determined by the Company in good faith) or (y) would not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined by the Company in good faith);

(o)                                 any encumbrance or restriction contained in Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 3.3 and 3.5 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness; and

(p)                                 any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that, individually or in the aggregate, (x) do not detract from the value of the property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary or (y) do not materially affect the Company’s ability to make future principal or interest payments on the Notes, in each case under this clause (p), as determined by the Company in good faith.

Nothing contained in this Section 3.6 shall prevent the Company or any Restricted Subsidiary from (i) creating, Incurring, assuming or suffering to exist any Liens otherwise permitted in Section 3.5 or (ii) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries Incurred in accordance with Sections 3.3 and 3.5.

SECTION 3.7  Limitation on Asset Sales.

(a)                                 The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)                                     the Company (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value (such Fair Market Value to be determined on the date a legally binding commitment for such Asset Sale was entered into) of the assets or Capital Interests issued or sold or otherwise disposed of; and

(ii)                                  at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents. For purposes of this Section 3.7(a) (ii), each of the following will be deemed to be cash:

(a)                                 any liabilities, as shown on the most recent consolidated balance sheet of the Company (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability;

(b)                                 any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion;

(c)                                  any Designated Non-cash Consideration received by the Company or any such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (determined on the date a legally binding commitment for the relevant Asset Sale (or, if later, for the payment of such item) was entered into), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 3.00% of Consolidated Total Assets at the time the applicable agreement was entered into, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time each applicable agreement was entered into without giving effect to subsequent changes in value; and

(d)                                 any Investment, stock, asset, property or capital expenditure of the kind referred to in clause (3), (4) or (5) of Section 3.7(b).

(b)                                 Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale (the “Asset Sale Proceeds Application Period”), the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

(1)                                 to prepay, repay, redeem or purchase any secured Indebtedness (other than Subordinated Obligations) of the Company or any Restricted Subsidiary and cause such Indebtedness to be permanently retired and the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, redeemed or repurchased;

(2)                                 to prepay, repay, redeem or purchase any unsecured Indebtedness (other than Subordinated Obligations) of the Company or any Restricted Subsidiary and cause such Indebtedness to be permanently retired and the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, redeemed or repurchased; provided that to the extent the Company (or the applicable Restricted Subsidiary, as the case may be) repays any such Indebtedness other than the Notes, the Company shall offer to purchase an equal and ratable amount of the Notes as provided under Article V by making an Offer to Purchase (in accordance with the procedures set forth below relating to Asset Sales) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus accrued but unpaid interest to, but not including, the date of purchase;

(3)                                 to acquire all or substantially all of the assets of, or any Capital Interests of, another Permitted Business, if, after giving effect to any such acquisition of Capital Interests, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(4)                                 to make a capital expenditure in or that is used or useful (as determined in the good faith judgment of the Company) in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of this Indenture;

(5)                                 to acquire other assets that are not classified as current assets under GAAP and that are used or useful (as determined in the good faith judgment of the Company) in a Permitted Business; or

(6)                                 any combination of the foregoing;

provided that, (x) in the case of clause (3), (4) and (5) of this Section 3.7(b), a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of the end of the Asset Sale Proceeds Application Period (an “Acceptable Commitment”) and such Net Cash Proceeds are actually applied in such manner within the later of 365 days from the receipt of the Net Cash Proceeds from an Asset Sale and 540 days from the receipt of the Net Cash Proceeds from an Asset Sale where there is an Acceptable Commitment within 365 days of the receipt of such Net Cash Proceeds, and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, then such Net Cash Proceeds shall constitute Excess Proceeds to the extent the Asset Sale Proceeds Application Period has expired; and (y) the Company or any Restricted Subsidiary may elect to apply the Net Cash Proceeds from an Asset Sale pursuant to clause (3), (4) or (5) of this Section 3.7(b)  prior to receiving Net Cash Proceeds attributable to any given Asset Sale (provided that such application shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Sale, execution of a definitive agreement for the relevant Asset Sale, and consummation of the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with any or all of such clauses with respect to such Asset Sale.

(c)                                  Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in Section 3.7(b) covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds the greater of (x) 25.0 million and (y) 1.50% of Consolidated Total Assets, the Company will, within 30 days, make an Offer to Purchase to all Holders of Notes (on a pro rata basis to each series of Notes), and to all holders of other Indebtedness ranking pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to assets sales, in an amount equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those funds for any purpose not otherwise prohibited by this Indenture and they will no longer constitute Excess Proceeds. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis or by lot among each series; provided that Notes shall only be selected in the authorized denominations permitted herein and no Note shall remain that is below the minimum denomination of $2,000. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

(d)                                 Pending the final application of any Net Cash Proceeds pursuant to Section 3.7(b) or (c), such Net Cash Proceeds may be applied temporarily to reduce Indebtedness outstanding under a revolving credit facility or may otherwise be invested in any manner not prohibited by this Indenture.

(e)                                  The Company will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with this Section 3.7, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under this Section 3.7 by virtue of such compliance.

(f)                                   The provisions of this Section 3.7 relating to the Company’s obligation to make an offer to purchase the Notes as a result of an Asset Sale, including the definition of “Asset Sale,” may be waived or modified at any time (including after Net Cash Proceeds have been received) with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

SECTION 3.8  Transactions with Affiliates.

(a)                                 The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company involving aggregate consideration in excess of $2.5 million (each of the foregoing, an “Affiliate Transaction”), unless:

(i)                                     such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by the Company or such Subsidiary with a Person who is not an Affiliate; and

(ii)                                  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company or any Parent Entity approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b)                                 For purposes of Section 3.8(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 3.8(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors.

(c)                                  Section 3.8(a) does not limit, and shall not apply to:

(1)                                 Restricted Payments that are permitted by Section 3.4, Investments permitted pursuant to the definition of Permitted Investments (other than pursuant to clause (6) of such definition) and any transaction specifically excluded from the definition of the term “Restricted Payment”;

(2)                                 transactions between or among the Company and/or its Restricted Subsidiaries;

(3)                                 any agreement or arrangement as in effect on the Issue Date and any amendment or modification thereto so long as such amendment or modification is no less favorable in any material respect to the Holders of the Notes;

(4)                                 any contribution of capital to the Company or a Restricted Subsidiary;

(5)                                 transactions permitted by, and complying with, Section 4.1;

(6)                                 any transaction with a joint venture, partnership, limited liability company or other entity (other than an Unrestricted Subsidiary) that would constitute an

Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity;

(7)                                 transactions with customers, distributors, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Company;

(8)                                 any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options, long term incentive plans and stock ownership plans approved by the Board of Directors of the Company;

(9)                                 any purchase of Capital Interests (other than Redeemable Capital Interests) of the Company or a Restricted Subsidiary or any contribution to the equity capital of the Company or a Restricted Subsidiary;

(10)                          (i) payments by the Company and any of its Restricted Subsidiaries pursuant to any tax sharing agreements among any of a Parent Entity, the Company and any of its Restricted Subsidiaries on customary terms that require each party to make payments when taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party and (ii) payments by any Parent Entity, the Company or any of its Restricted Subsidiaries pursuant to any tax sharing agreements among such Parent Entity, the Company and any of its Restricted Subsidiaries on customary terms that require each party to make payments when taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis, and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the party making the payments;

(11)                          transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from a nationally recognized investment bank or accounting or appraisal firm stating substantially to the effect that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s length basis;

(12)                          payments, loans, advances or guarantees (or cancellation of loans, advances or Guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors of the Company, any Restricted Subsidiary or of any Parent Entity or Guarantees in respect thereof for bona fide business purposes or in the ordinary course of business;

(13)                          transactions between the Company or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because such Person is a director or such Person has a director which is also a director of the Company or any Parent Entity; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent of the Company, as the case may be, on any matter involving such other Person;

(14)                          pledges of Capital Interests of Unrestricted Subsidiaries;

(15)                          the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or of a Parent Entity, as appropriate, in good faith;

(16)                          (i) any employment, consulting, service or termination agreement, or customary reimbursement and indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Company or any of its Subsidiaries or any Parent Entity to the extent such agreements or arrangements are in respect of services performed for the Company or any of Subsidiaries); (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Company or any of its Subsidiaries or any Parent Entity; and (iii) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of the Company or any of its Subsidiaries or any Parent Entity (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case, in the ordinary course of business or as otherwise approved in good faith by the Board of Directors of the Company or of a Restricted Subsidiary or any Parent Entity, as appropriate;

(17)                          the existence of, or the performance by the Company or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future;

(18)                          transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(19)                          any lease entered into between the Company or any Restricted Subsidiary and any Affiliate of the Company in the ordinary course of business; and

(20)                          intellectual property licenses in the ordinary course of business.

SECTION 3.9  Change of Control.

(a)                                 Prior to or within 30 days following a Change of Control with respect to any series of Notes, the Company will make an Offer to Purchase all of the outstanding Notes of such series at a purchase price in cash (the “Change of Control Payment”) equal to 101.0% of the principal amount tendered, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of Holders of record of such series on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the Purchase Date), except to the extent the Company has previously elected to redeem all of the Notes of such series pursuant to Article V.  For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 30 days following a Change of Control, the Company commences an Offer to Purchase for all outstanding Notes at the Purchase Price and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

(b)                                 In connection with any Offer to Purchase made pursuant to Section 3.9(a), the Company shall deliver a notice (a “Change of Control Notice”; together with the related Offer to Purchase, a “Change of Control Offer”) to each Holder of the applicable series with a copy to the Trustee, describing:

(i)                                     that a Change of Control has occurred or may occur;

(ii)                                  the transaction or transactions that constitute or are expected to constitute such Change of Control;

(iii)                               the Purchase Date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is given, except that such notice may be given more than 60 days prior to the Purchase Date if the Purchase Date is delayed as provided in Section 3.9(b)(ix)) (the “Change of Control Payment Date”);

(iv)                              that any Note not properly tendered will remain outstanding and continue to accrue interest;

(v)                                 [reserved];

(vi)                              that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii)                           that Holders will be entitled to withdraw their tendered Notes; provided that the Paying Agent receives, not later than the expiration time of the Change of Control Offer, a telegram, telex, facsimile transmission, e-mail or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(viii)                        [reserved];

(ix)                              if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and that the Change of Control Payment Date may, in the Company’s discretion, be delayed until such time as the Change of Control has occurred; and

(x)                                 the other instructions determined by the Company, consistent with this covenant and the definition of “Offer to Purchase”, that a Holder must follow in order to have its Notes purchased.

(c)                                  [Reserved].

(d)                                 [Reserved].

(e)                                  [Reserved].

(f)                                   Notwithstanding the foregoing provisions of this Section 3.9, the Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(g)                                  A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

(h)                                 If Holders of not less than 90% in aggregate principal amount of the outstanding Notes of any series validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company pursuant to Section 3.9(f), purchases all of the Notes of such series validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes of such series that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of the redemption (subject to the right of Holders of record of such series on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the date of redemption).

(i)                                     The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.9.  To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.9, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.9 by virtue of such compliance.

(j)                                    On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(i)                                     accept for payment all Notes issued by the Company or portions thereof validly tendered pursuant to the Change of Control Offer;

(ii)                                  deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii)                               deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(k)                                 The provisions of this Indenture relating to the Company’s obligation to make an offer to purchase the Notes as a result of a Change of Control, including the definition of “Change of Control,” may be waived or modified at any time (including after a Change of Control) with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

SECTION 3.10  Additional Note Guarantees.

(a)                                 After the Issue Date, the Company will cause each of its Domestic Restricted Subsidiaries that is a borrower under, or Guarantees any Indebtedness of the Company or any of its Restricted Subsidiaries Incurred under, the Credit Agreement or any other Credit Facility with any aggregate principal amount outstanding in excess of $50.0 million, in each case within 25 Business Days of the date that such Indebtedness has been Incurred or has been guaranteed, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Restricted Subsidiary shall become a Guarantor under this Indenture governing the Notes providing for a Guarantee by such Restricted Subsidiary.  A form of a Guarantor Supplemental Indenture for such purposes is attached as Exhibit E hereto.

(b)                                 Each Note Guarantee will state that it will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(c)                                  Each Guarantee will be released in accordance with Section 10.2.

SECTION 3.11  [Reserved].

SECTION 3.12  Compliance Certificate; Statement by Officers as to Default.  The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company ending after the Issue Date, an Officer’s Certificate to the effect that to the best knowledge of the signer thereof on behalf of the Company, the Company is or is not in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company (through its own action or omission or through the action or omission of any Guarantor as applicable) shall be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge.  Following qualification of this Indenture under the TIA, (i) each Guarantor shall, to the extent required by the TIA, comply with TIA § 314(a)(4), and (ii) the individual signing any certificate given by any Person pursuant to this Section 3.12 shall be the principal executive, financial or accounting officer of such Person, in compliance with TIA § 314(a)(4).

So long as any of the Notes are outstanding, the Company shall deliver to the Trustee, within 30 days upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 3.13  [Reserved].

SECTION 3.14  Limitation on Creation of Unrestricted Subsidiaries.

After the Issue Date, the Company may designate any Subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

The Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, amalgamation or consolidation or Investment therein) to be an Unrestricted Subsidiary after the Issue Date only if:

(i)                                     neither the Company nor any of its Restricted Subsidiaries:

(A)                               provides credit support for, or Guarantee of, any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

(B)                               is directly or indirectly liable for any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary; or

(C)                               has any obligation to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results, including by way of subscription for additional Capital Interests of such Subsidiary; and such Subsidiary does not own any Capital Interests of, or own or hold any Lien on any property of, any Restricted Subsidiary of the Company; and

(ii)                                  either:

(A)                               the Subsidiary to be so designated has total assets of $1,000 or less; or

(B)                               the Company could make a Restricted Payment or Investment at the time of designation in an amount equal to the greater of the Fair Market Value or net book value of such Subsidiary pursuant to Section 3.4 (and, if applicable, such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder) or the definition of “Permitted Investments.”

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Indebtedness of such Unrestricted Subsidiary could be Incurred under Section 3.3 and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be Incurred pursuant to Section 3.5.

Nothing in this Indenture shall prevent the Company or a Restricted Subsidiary from pledging the Capital Interests of any Unrestricted Subsidiary so long as such transaction otherwise complies with the provisions of this Indenture.

SECTION 3.15  Covenant Suspension.

(a)                                 During any period of time  (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Guarantees will be automatically and unconditionally released and discharged and the Company and its Restricted Subsidiaries will not be subject to Sections 3.3, 3.4, 3.6, 3.7, 3.8, 3.10 and  4.1(iii) (collectively, the “Suspended Covenants”), and during a Suspension Period but prior to the repayment, repurchase, retirement or redemption of all of the outstanding principal amount of the Notes or defeasance or satisfaction and discharge of this Indenture governing the Notes (collectively, the “Satisfaction of the Notes”), the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless the Company could have designated such Subsidiaries as Unrestricted Subsidiaries in compliance with this Indenture assuming the Suspended Covenants have not been suspended.

(b)                                 In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any Suspension Period and subsequently the Company obtains actual knowledge that either one or both Rating Agencies withdraws its rating or downgrades the rating assigned to the Notes below the required Investment Grade Rating, and such event occurs prior to the Satisfaction of the Notes (such date of withdrawal or downgrade, a “Reinstatement Date”), then the Company and its Restricted Subsidiaries will after the Reinstatement Date again be subject to the Suspended Covenants with respect to future events for the benefit of the Notes (unless and until a Suspension Event again exists) until the Satisfaction of the Notes.

(c)                                  The period of time between the occurrence of a Covenant Suspension Event and the Reinstatement Date is referred to in this description as the “Suspension Period.” Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Cash Proceeds shall be reset at zero. With respect to Restricted Payments made after the Reinstatement Date, the amount of Restricted Payments made will be calculated as though Section 3.4 had been in effect prior to, but not during, the Suspension Period. All Indebtedness Incurred during the Suspension Period will be classified to have been Incurred or issued pursuant to clause (4) of the definition of “Permitted Debt.” In addition, for purposes of Section 3.8, all agreements and arrangements entered into by the Company and any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period prior to such Reinstatement Date will be deemed to have been entered into on or prior to the Issue Date and for purposes of Section 3.6, all contracts entered into during the Suspension Period prior to such Reinstatement Date that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Issue Date.

(d)                                 Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by the Company or any Subsidiary (including for the avoidance of doubt any failure to comply with the Suspended Covenants) or other events that occurred during any Suspension Period (or upon termination of the Suspension Period or after that time arising out of events that occurred or actions taken during the Suspension Period) and the Company and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reinstatement Date and to consummate the transactions contemplated thereby.

(e)                                  The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Company and its Subsidiaries’ future compliance with their covenants or (iii) notify the Holders of any Covenant Suspension Event or Reinstatement Date. The Company should give the Trustee written notice of any Covenant Suspension Event and in any event not later than five (5) Business Days after such Covenant Suspension Event has occurred, but failure to so notify the Trustee shall not invalidate any Covenant Suspension Event and shall not constitute a Default or Event of Default by the Company. In the absence of such notice, the Trustee may assume the Suspended Covenants apply and are in full force and effect. The Company should give the Trustee written notice of any occurrence of a Reinstatement Date not later than five (5) Business Days after such Reinstatement Date, but failure to so notify the Trustee shall not invalidate the occurrence of the Reinstatement Date and shall not constitute a Default or Event of Default by the Company. After any such notice of the occurrence of a Reinstatement Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

ARTICLE IV

Merger; Consolidation or Sale of Assets

SECTION 4.1  When the Company May Merge or Otherwise Dispose of Assets.

(a)                                 The Company will not in any transaction or series of related transactions, consolidate or merge into any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company or the Person continuing from such merger is the continuing Person), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i)                                     either: (a) the Company or the Person continuing from such consolidation or merger shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state or territory thereof or the District of Columbia and (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under this Indenture; provided that at any time the Company or its Successor Entity is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

(ii)                                  immediately after giving effect to such transaction or series of transactions (including, without limitation, any Indebtedness Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii)                               immediately after giving effect to any such transaction or series of transactions on a Pro Forma Basis (including, without limitation, any Indebtedness Incurred in connection with or in respect of such transaction or series of transactions and the use of proceeds thereof) as if such transaction or series of transactions had occurred on the first day of the determination period, the Company (or the Surviving Entity if the Company is not continuing) (a) could Incur $1.00 of additional Indebtedness under Section 3.3(a) or (b) the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) of the Company and its Restricted Subsidiaries would be equal to or greater than immediately prior to such transaction or series of transactions; and

(iv)                              the Company delivers, or causes to be delivered, to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture; provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to matters of fact, and (y) no Opinion of Counsel will be required for a transaction described in clause (b) below.

(b)                                 Notwithstanding the foregoing, failure to satisfy the requirements of the preceding clauses (ii) and (iii) will not prohibit:

(a)                                 a merger between the Company and a Restricted Subsidiary that is a wholly owned Subsidiary of the Company or a merger of any Restricted Subsidiary into the Company; or

(b)                                 a merger between the Company and an Affiliate incorporated solely for the purpose of converting the Company into a Person organized under the laws of the United States or any political subdivision or state or territory thereof (other than its then current state, territory, or political subdivision of organization) or for the purpose of changing its form of organization; so long as, in each case, the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby or the Company is otherwise in compliance with the conditions and covenants under this Indenture.

SECTION 4.2  Surviving Entity Substituted

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, the conditions described in Section 4.1:

(a)                                 the Surviving Entity (if other than the Company) shall succeed to, and be substituted for, and may exercise every right and power of, the Company, under this Indenture, the Notes and the Note Guarantees with the same effect as if such Surviving Entity had been named as the Company therein; provided that, in the case of a lease of all or substantially all of the Company’s assets, the predecessor Person shall be relieved of all such obligations; and

(b)                                 Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to this Indenture and all Indebtedness, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries deemed to be Restricted Subsidiaries that was not Indebtedness, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

ARTICLE V

Redemption of Notes

SECTION 5.1  Applicability of Article.  Notes of or within any series that are redeemable in whole or in part before their Stated Maturity shall be redeemable in accordance with their terms and (except as otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4) in accordance with this Article V.

SECTION 5.2  Right of Redemption.

(a)                                 Notes of any series may be redeemed, in whole at any time, or in part from time to time, subject to the conditions and at the Redemption Prices set forth in Paragraph 6 of the applicable Notes Supplemental Indenture, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to the applicable redemption date.

(b)                                 In connection with any tender for any series of the Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes of such series validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such a tender offer in lieu of the Company, purchases all of the Notes of such series validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes of such series that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date.

(c)                                  In connection with any redemption of Notes (including with the net cash proceeds of a Qualified Equity Offering), any such redemption or notice thereof may, at the Company’s discretion, be subject to the satisfaction (or waiver by the Company in its sole discretion) of one or more conditions precedent, including, but not limited to, consummation of any related Qualified Equity Offering or Change of Control. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or, waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed.

SECTION 5.3  Election to Redeem; Notice to Trustee of Optional and Mandatory Redemptions.

(a)                                 If the Company elects to redeem Notes pursuant to Section 5.2, the Company should furnish to the Trustee, at least three Business Days for Global Notes and ten calendar days for Physical Notes before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 5.4, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the Redemption Price, but failure to so notify the Trustee shall not invalidate any notice given in accordance with Section 5.4, and shall not constitute a Default or Event of Default by the Company.  The Company may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Company’s name and at their expense and setting forth the information to be stated in such notice as provided in Section 5.4.  The Company shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to this Section 5.3.

(b)                                 Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, if less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption in compliance with the requirements of the Depositary and the principal national securities exchange, if any, on which such Notes are listed (so long as the Trustee knows of such listing), or if such Notes are not so listed, in accordance with the applicable procedures of the Depositary on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements), in the Minimum Denomination or integral multiples of $1,000 in excess thereof; provided, that the selection of Notes for redemption shall not result in a Holder with a principal amount of Notes less than the Minimum Denomination.  If any Note is to be purchased or redeemed in part only, the notice of purchase or redemption relating to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.  A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.  On and after the applicable Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of and premium, if any, plus accrued and unpaid interest, if any, on the Notes to be redeemed.

(c)           The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

(d)           For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.4  Notice of Redemption.  Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, the Company shall give or cause to be given in accordance with the procedures of the Depositary a notice of redemption to each Holder whose Notes are to be redeemed not less than 15 nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”).  At the Company’s written request, the Trustee may give notice of redemption in the Company’s name and at the Company’s expense; provided, however, that redemption notices may be given more than 60 days prior to a Redemption Date, but not more than a year, prior to such event, if the notice is issued in connection with Article VIII, or if the redemption date is delayed as provided for in Section 5.2(c).

All notices of redemption shall be prepared by the Company and shall state:

(a)           the Redemption Date,

(b)           the Redemption Price and the amount of accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any,

(c)           if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(d)           in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(e)           that on the Redemption Date, the Redemption Price (and accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on

Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(f)                                   the place or places where such Notes are to be surrendered for payment of the Redemption Price and accrued interest, if any,

(g)                                  the name and address of the Paying Agent,

(h)                                 that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price,

(i)                                     the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes, and

(j)                                    the Section of this Indenture pursuant to which the Notes are to be redeemed.

SECTION 5.5  Deposit of Redemption Price.  Prior to 12:00 p.m. New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.18) an amount of money sufficient to pay the Redemption Price of, and accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 5.6  Notes Payable on Redemption Date.  Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified (together with accrued interest, if any, to, but excluding, the Redemption Date), and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest, if any, to, but excluding, the Redemption Date) such Notes shall cease to bear interest.  Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price, together with accrued interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

If a Redemption Date is on or after a Regular Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Regular Record Date, and no further interest shall be payable to Holders whose Notes shall be subject to redemption by the Company.

SECTION 5.7  Notes Redeemed in Part.  Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 2.8 (with, if the Company so requires due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee upon receipt of an Authentication Order shall authenticate and make available for delivery to the Holder of such Note at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered; provided that each such new Note shall be in the Minimum Denomination and integral multiples of $1,000 in excess thereof.

SECTION 5.8  Offer to Repurchase.  In the event that, pursuant to Section 3.7, the Company is required to commence an offer to all Holders to purchase the Notes (an “Offer to Repurchase”), it shall follow the procedures specified below.

(a)                                 The Offer to Repurchase shall remain open for the period provided for in the definition of “Offer to Purchase” (the “Offer Period”).  No later than the Purchase Date, the Company shall apply all Excess Proceeds or Net Cash Proceeds, as applicable (the “Offer Amount”), to the purchase of Notes and such Pari Passu Indebtedness, if any (in each instance, on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Offer to Repurchase.  Payment for any Notes so purchased shall be made pursuant to Section 3.1.

(b)                                 If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Repurchase.

(c)                                  Upon the commencement of an Offer to Repurchase, the Company shall send a notice to the Trustee and each of the Holders.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Repurchase.  The notice, which shall govern the terms of the Offer to Repurchase, shall state:

(i)                                     that the Offer to Repurchase is being made pursuant to this Section 5.8 and Section 3.7, and the length of time the Offer to Repurchase shall remain open;

(ii)                                  the Offer Amount, the purchase price and the Purchase Date;

(iii)                               that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)                              that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Offer to Repurchase shall cease to accrue interest after the Purchase Date;

(v)                                 that Holders electing to have a Note purchased pursuant to an Offer to Repurchase may elect to have Notes purchased in the Minimum Denomination or an integral multiple of $1,000 in excess thereof only;

(vi)                              that Holders electing to have Notes purchased pursuant to any Offer to Repurchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(vii)                           that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, not later than on the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii)                        that, if the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness, if any, surrendered by Holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and, if applicable, the Company shall select such Pari Passu Indebtedness to be purchased or prepaid, on a pro rata basis based on the principal amount of Notes and Pari Passu Indebtedness, if any, surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in the Minimum Denomination, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(ix)                              that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(d)                                 On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Repurchase, or if less than the Offer Amount has been tendered, all Notes tendered, and the Company shall deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 5.8.  The Company or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company, shall authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company shall publicly announce the results of the Offer to Repurchase on the Purchase Date.

ARTICLE VI

Defaults and Remedies

SECTION 6.1  Events of Default.  Each of the following is an “Event of Default”:

(1)                                 default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2)                                 default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)                                 except as permitted by this Indenture, any Note Guarantee of any Significant Subsidiary required to be a Guarantor pursuant to this Indenture (or any group of Restricted Subsidiaries required to be Guarantors pursuant to this Indenture that, taken together, would constitute a Significant Subsidiary), shall for any reason cease to be, or it shall be asserted by any such Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms and such Default continues for 10 Business Days;

(4)                                 default in the performance, or breach, of any covenant or agreement (including the Company’s obligations described under Section 3.9) of the Company or any Guarantor in this Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically addressed in clause (1), (2) or (3) of this Section 6.1), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes (which contain such Defaults);

(5)                                 a default or defaults under any bonds, debentures, notes or other evidences of Indebtedness (other than the Notes) by the Company or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $35.0 million, whether such Indebtedness now exists or shall hereafter be created, which default or defaults (A) shall have resulted in the acceleration of the maturity of such Indebtedness prior to its express maturity or (B) shall constitute a failure to pay principal of at least $35.0 million on such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto;

(6)                                 the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $35.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(7)                                 the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)                                     commences a voluntary case;

(ii)                                  consents to the entry of an order for relief against it in any voluntary case;

(iii)                               consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv)                              makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency; or

(8)                                 a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)                                     is for relief against the Company or any Significant Subsidiary in an involuntary case;

(ii)                                  appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(iii)                               orders the winding up or liquidation of the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes unless a written notice of such Default or Event of Default shall have been given to a Trust Officer of the Trustee by the Company or any Holder of Notes.

SECTION 6.2  Acceleration.  If an Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.1 with respect to the Company) occurs and is continuing, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, the Trustee or the Holders of at least 25.0% in principal amount of outstanding Notes (which contain such defaults) by written notice to the Company (and the Trustee if given by the Holders) may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable.  Upon such a declaration, such principal and interest will be due and payable immediately.  If an Event of Default arising from clause (7)

or (8) of Section 6.1, with respect to the Company, occurs and is continuing, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, the principal of, premium, if any, and accrued and unpaid interest on all the Notes (which contain such defaults) will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

SECTION 6.3  Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and interest on the Notes (which contain such defaults) or to enforce the performance of any provision of the Notes, this Indenture (including sums owed to the Trustee and its agents and counsel) and the Guarantees.

The Trustee may maintain a proceeding even if it does not possess any of the Notes (which contain such defaults) or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

SECTION 6.4  Waiver of Past Defaults.  The Holders of a majority in aggregate principal amount of the then outstanding Notes (which contain such defaults) by written notice to the Trustee may, on behalf of the Holders of all of the Notes (which contain such defaults), waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under this Indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of and interest on the applicable Notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration).  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default arising from Section 6.1(5), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if prior to 20 days after such Event of Default arose, the Company delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged or (y) the requisite number of holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has otherwise been cured.

SECTION 6.5  Control by Majority.  The Holders of a majority in principal amount of the then outstanding Notes (which contain such defaults) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holders or that would involve the Trustee in personal liability unless such

Holders have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.  Prior to taking any action under this Indenture, the Trustee shall be entitled to security or indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

SECTION 6.6  Limitation on Suits.  In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have provided the Trustee with indemnity or security satisfactory to it against any loss, liability or expense.  Except to institute suit for the enforcement of payment of principal and interest on any Note of such Holder or after the respective Stated Maturity for such principal or interest payment dates for such interest expressed in such Note, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i)                                     such Holder (which holds Notes containing such default) has previously given the Trustee written notice that an Event of Default is continuing;

(ii)                                  Holders of at least 25.0% of the aggregate principal amount of the outstanding Notes (which contain such defaults, or such other percentage of principal of outstanding Notes containing such default as specified for Notes of any series in the applicable Notes Supplemental Indenture) have requested in writing the Trustee to pursue the remedy;

(iii)                               such Holders have offered the Trustee security or indemnity reasonably satisfactory to it in respect of any loss, liability or expense;

(iv)                              the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(v)                                 the Holders of a majority in principal amount of the outstanding Notes (which contain such defaults) have not given the Trustee a written direction inconsistent with such request within such 60-day period.

SECTION 6.7  [Reserved].

SECTION 6.8  Collection Suit by Trustee.  If an Event of Default specified in clause (1) or (2) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

SECTION 6.9  Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders

(pursuant to the written direction of Holders of a majority in principal amount of the then outstanding Notes) in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such proceeding.

SECTION 6.10  Priorities.  The Trustee shall pay out any money or property received by it in the following order:

First:  to the Trustee for amounts due under Section 7.6;

Second:  to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:  to the Company or, to the extent the Trustee receives any amount for any Guarantor, to such Guarantor as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.  At least 15 days before such record date, the Company (or the Trustee) shall send to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11  Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee or a suit by Holders of more than 10.0% in outstanding principal amount of the Notes.

ARTICLE VII

Trustee

SECTION 7.1  Duties of Trustee.

(a)                                 If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee shall not be under any obligation to exercise any of the rights or powers under this Indenture, the Notes and the Guarantees at the request or direction of any of the Holders unless such Holders have offered the Trustee indemnity, security or prefunding satisfactory to the Trustee in its sole discretion against any loss, liability or expense it may incur.

(b)                                 Except during the continuance of an Event of Default of which a Trust Officer has actual knowledge, the Trustee:

(i)                                     undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)                                  in the absence of gross negligence or bad faith on its part, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee under this Indenture, the Notes and the Guarantees, as applicable.  However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes and the Guarantees as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)                                  The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)                                     this Section 7.1(c) does not limit the effect of Section 7.1(b);

(ii)                                  the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer or Trust Officers unless it is proved in a final non-appealable decision of a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)                               the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d)                                 The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(e)                                  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f)                                   No provision of this Indenture, the Notes or the Guarantees shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(g)                                  Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

(h)                                 The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security, prefunding or indemnity satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.2  Rights of Trustee.

(a)                                 The Trustee may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons.  The Trustee need not investigate any fact or matter stated in such document.

(b)                                 Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)                                  The Trustee may act through its attorneys, custodians, nominees and agents and shall not be responsible for the misconduct or negligence of or for the supervision of any agent, custodians, nominees or attorney appointed with due care.

(d)                                 The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, provided that such conduct does not constitute willful misconduct or negligence as determined in a final non-appealable decision of a court of competent jurisdiction.

(e)                                  The Trustee may consult with counsel of its selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture, the Notes and the Guarantees shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes and the Guarantees in good faith and in accordance with the advice or opinion of such counsel.

(f)                                   The Trustee shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture; moreover, the Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture or any other agreement, instrument or document, or (iii) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g)                                  [Reserved].

(h)                                 In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)                                     The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)                                    The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(k)                                 The Trustee shall not have any duty (i) to see to any recording, filing, or depositing of this Indenture or any agreement referred to herein, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, re-filing or redepositing of any thereof or (ii) to see to any insurance.

(l)                                     The permissive rights of the Trustee enumerated in this Indenture shall not be construed as a duty.

SECTION 7.3  Individual Rights of Trustee.

(a)                                 Subject to the TIA (if this Indenture is then qualified under the TIA) each of the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Guarantors or their Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Note Registrar, co-registrar or co-Paying Agent may do the same with like rights.  However, the Trustee must comply with Section 7.9.

(b)                                 In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

(c)                                  (i) Prior to the qualification of this Indenture under the TIA, to the extent permitted by applicable law and (ii) following the qualification of this Indenture under the TIA, to the extent permitted by the TIA, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Initial Notes and Additional Notes, or a trustee under any other indenture between the Company and the Trustee.

SECTION 7.4  Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Guarantees, it shall not be accountable for the Company’s use of the Notes or the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

SECTION 7.5  Notice of Defaults.  If a Default occurs and is continuing and a Trust Officer of the Trustee has received written notice thereof, the Trustee shall deliver to each Holder notice of the Default within 90 days after it is known to the Trustee.  Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and to the extent a committee of its Authorized Officers in good faith determines that withholding notice is in the interests of the Holders of the Notes.

SECTION 7.6  Compensation and Indemnity.  The Company shall pay to the Trustee from time to time such compensation for its services as the parties shall agree in writing from time to time.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.  The Company shall indemnify the Trustee or any predecessor Trustee in each of its capacities hereunder (including Paying Agent and Note Registrar), and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of their duties hereunder and under the Notes and the Guarantees, including the costs and expenses of enforcing this Indenture (including this Section 7.6), the Notes and the Guarantees and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise).  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity, provided that failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  The Company shall defend such claim and the Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.  The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee as a result of its own willful misconduct, negligence or bad faith.

To secure the Company’s payment obligations in this Section 7.6, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.  The right of the Trustee to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or indebtedness of the Company.

The Company’s obligations pursuant to this Section 7.6 and any lien arising hereunder shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the

Trustee.  When the Trustee incurs expenses after the occurrence of a Default specified in clause (7) or (8) of Section 6.1 with respect to the Company, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

Pursuant to Section 10.1, the obligations of the Company hereunder are jointly and severally guaranteed by the Guarantors.

SECTION 7.7  Replacement of Trustee.  The Trustee may resign at any time upon at least 30 days’ notice by so notifying the Company in writing.  The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Company and the Trustee in writing and may appoint a successor Trustee.  The Company shall remove the Trustee if:

(i)                                     the Trustee fails to comply with Section 7.9;

(ii)                                  the Trustee is adjudged bankrupt or insolvent;

(iii)                               a receiver or other public officer takes charge of the Trustee or its property; or

(iv)                              the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the “retiring Trustee”), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6.  All costs reasonably incurred in connection with any such resignation or removal hereunder shall be borne by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee at the expense of the Company or the Holders of at least 10.0% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Company’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

SECTION 7.8  Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.9  Eligibility; Disqualification.  The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent filed annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

SECTION 7.10  Limitation on Duty of Trustee.  The Trustee shall not have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes and the Guarantees by the Company, the Guarantors or any other Person.

SECTION 7.11  Preferential Collection of Claims Against the Company.  Following the qualification of this Indenture under the TIA, (i) the Trustee shall be subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b), and (ii) a Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12  Reports by Trustee to Holders of the Notes.  Within 60 days after each November 1, beginning with November 1, 2016, the Trustee shall send to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b), and the Trustee shall transmit all reports as required by TIA § 313(c).

The Company should promptly notify the Trustee in writing when any Notes are listed on any stock exchange and of any delisting thereof, but failure to so notify the Trustee shall not constitute a Default or Event of Default by the Company.

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.1  Discharge of Liability on Notes; Defeasance.  This Indenture and all the Notes will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, as expressly provided for in this Indenture) when:

(a)                                 either (i) all the Notes theretofore authenticated and delivered (other than Notes which have been replaced or paid pursuant to Section 2.9 and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all of the Notes not previously delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year or (c) have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee money or U.S. Government Obligations in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit (in the case of Notes that have become due and payable), redemption or their Stated Maturity, as the case may be;

(b)                                 the Company and/or the Guarantors have paid all other sums payable under this Indenture; and

(c)                                  the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (a) and (b)).

The Notes of any applicable series will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes of such series, as expressly provided for in this Indenture) when:

(a)                                 either (i) all the Notes of such series theretofore authenticated and delivered (other than Notes pursuant to Section 2.9 which have been replaced or paid and Notes of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all of the Notes of such series not previously delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year or (c) have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee money or U.S. Government Obligations in an amount sufficient to pay and discharge the entire Indebtedness on the Notes of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes of such series to the date of deposit (in the case of Notes that have become due and payable), redemption or their Stated Maturity, as the case may be; and

(b)                                 the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of the applicable series of Notes have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clause (a)).

Subject to Sections 8.1(c) and 8.2, the Company at any time may terminate (i) all of the Company’s obligations under the Notes and this Indenture and have each Guarantor’s obligation discharged with respect to its Guarantee and cure any then-existing Events of Default (“legal defeasance option”) or (ii) its obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10 and 3.14 and the operation of Section 4.1 (other than Sections 4.1(a)(i), (ii) and (vi)) and Sections 6.1(iii) (with respect to any Default under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10 and 3.14), 6.1(iv), 6.1(v) (with respect to Significant Subsidiaries of the Company only), 6.1(vi) (with respect to Significant Subsidiaries of the Company only), 6.1(vii) and 6.1(viii) (“covenant defeasance option”).  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.  In the event that the Company terminates all of its obligations under the Notes and this Indenture (with respect to such Notes) by exercising its legal defeasance option or its covenant defeasance option, the obligations of each Guarantor under its Guarantee of such Notes shall be terminated simultaneously with the termination of such obligations.

If the Company exercises its legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default with respect thereto.  If the Company exercises its covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 6.1(4) (with respect to any Default by the Company or any of its Restricted Subsidiaries with any of its obligations under Article III other than Section 3.1), 6.1(5), 6.1(7) (with respect to Significant Subsidiaries of the Company only), 6.1(8) (with respect to Significant Subsidiaries of the Company only), 6.1(6) or 6.1(3).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c)                                  Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.8, 2.9, 2.15, 2.16, 2.18, 2.19, 7.6, 7.7 and in this Article VIII shall survive until the Notes have been paid in full.  Thereafter, the Company’s obligations in Sections 7.6, 8.5 and 8.6 shall survive such satisfaction and discharge.

SECTION 8.2  Conditions to Defeasance.

(a)                                 The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(i)                                     the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations (sufficient in the opinion of a nationally recognized certified public accounting firm) for the payment of principal, premium (if any) and interest on the applicable issue of Notes to redemption or maturity, as the case may be (provided that if such redemption is pursuant to Section 6(b) of the applicable Notes Supplemental Indenture, (x) the amount of money or U.S. Government Obligations that the Company must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium for the applicable series of Notes calculated as of the date of such deposit, as calculated by the Company in good faith, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date, as required by Section 5.5, as necessary to pay the Applicable Premium for the Notes as determined as of the date of the applicable redemption notice);

(ii)                                  the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii)                               91 days pass after the deposit is made and during the 91-day period no Default specified in Section 6.1(7) or (8) with respect to the Company occurs which is continuing at the end of the period;

(iv)                              the deposit does not constitute a default under any other agreement binding on the Company;

(v)                                 the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment advisor under the Investment Company Act of 1940;

(vi)                              in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(vii)                           in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii)                        the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by Sections 8.2(a)(vi) and (vii) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within the same calendar year or (z) have been called for redemption within the same calendar year.

Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article V.

SECTION 8.3  Application of Trust Money.  The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII.  It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.4  Repayment to the Company.  Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance or covenant defeasance, as applicable; provided that the Trustee shall not be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this Section 8.4.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

SECTION 8.5  Indemnity for U.S. Government Obligations.  The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6  Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company and each Guarantor under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if any of the Company or the Guarantors has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company or any Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

SECTION 9.1  Without Consent of Holders.  Notwithstanding Section 9.2 hereof, this Indenture, the Notes and Guarantees may be amended or supplemented by the Company, any Guarantor (with respect to its Guarantee of the Notes) and the Trustee without notice to or consent of any Holder:

(1)                                 to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)                                 with respect to any Additional Notes and any supplemental indenture or other instrument pursuant to which such Additional Notes are issued, to the “Description of Notes” relating to the issuance of such Additional Notes solely to the extent that such “Description of Notes” provides for terms of such Additional Notes that differ from the terms of the Initial Notes, in accordance with Section 2.4;

(3)                                 to comply with Section 4.1;

(4)                                 to provide for the assumption by a successor Person of the obligations of the Company or any Guarantor under this Indenture and the Notes or Note Guarantee, as the case may be;

(5)                                 to provide for uncertificated Notes in addition to or in place of certificated Notes;

(6)                                 to add Note Guarantees with respect to the Notes;

(7)                                 to secure the Notes;

(8)                                 to confirm and evidence the release, termination or discharge of any Note Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under this Indenture or the Notes;

(9)                                 to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(10)                          to add additional Events of Default;

(11)                          to make any change that does not adversely affect the rights of any Holder in any material respect;

(12)                          to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA;

(13)                          to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(14)                          to evidence and provide for the acceptance of appointment by a successor Trustee; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture; or

(15)                          to provide for or confirm the issuance of Initial Notes, Additional Notes or Exchange Notes.

SECTION 9.2  With Consent of Holders.

(a)                                 Subject to certain exceptions identified in this Indenture, this Indenture, the Notes and the Guarantees may be amended or supplemented by the Company, any Guarantor (with respect to its Guarantee of the Notes) and the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any existing or past Default or compliance with any provisions of such documents may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding, in each case, other than Notes beneficially owned by the Company or its Affiliates (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under this Indenture, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required, and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required.

(b)                                 Notwithstanding the provisions in Section 9.2(a), without the consent of each Holder of an outstanding Note affected (including, for the avoidance of doubt, any Notes held by Affiliates), no amendment, supplement or waiver pursuant to this Indenture may:

(1)                                 reduce the percentage of the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)                                 reduce the rate of or extend the time for payment of interest on any Note;

(3)                                 reduce the principal of or change the Stated Maturity of any Note;

(4)                                 waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;

(5)                                 reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described in Section 6 of the applicable Notes Supplemental Indenture;

(6)                                 make any Note payable in money other than that stated in such Note;

(7)                                 modify the legal right of any Holder of any Note to receive payment of principal of and interest on such Note on or after the respective Stated Maturity for such principal or interest payment dates for such interest expressed in such Note, or to institute suit for the enforcement of any such payment on or after such respective Stated Maturity or interest payment dates; or

(8)                                 make any change in the amendment or waiver provisions of this Indenture that require each Holder’s consent, as described in clauses (1) through (7) of this sentence.

(c)                                  (c)                                  It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof

SECTION 9.3  Effect of Consents and Waivers.  A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note.  After an amendment or waiver becomes effective, it shall bind every Holder unless it makes a change described in clauses (1) through (8) of Section 9.2(b), in which case the amendment or waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Notes.  An amendment or waiver made pursuant to Section 9.2 shall become effective upon receipt by the Trustee of the requisite number of written consents.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.4  Notation on or Exchange of Notes.  If an amendment changes the terms of a Note, the Trustee at the direction of the Company may require the Holder of such Note to deliver it to the Trustee.  The Trustee at the direction of the Company may place an appropriate notation on the Note regarding the changed terms and return it to the Holder.  Alternatively, if the

Company so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.5  Trustee to Sign Amendments.  The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee.  If it does, the Trustee may but need not sign it.  In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee shall be entitled to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture, that all conditions precedent to such amendment required by this Indenture have been complied with and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to customary exceptions.  Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.  For the avoidance of doubt, no Officer’s Certificate or Opinion of Counsel shall be required for the execution of any Notes Supplemental Indenture pursuant to this Section 9.5 on the Issue Date, supplemental indenture pursuant to Section 4.1(b) or Guarantor Supplemental Indenture.

ARTICLE X

Guarantees

SECTION 10.1  Guarantees.

(a)                                 Subject to the provisions of this Article X, each Guarantor hereby jointly and severally, irrevocably, fully and unconditionally Guarantees, as guarantor and not as a surety, with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other Obligations of the Company under this Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”).  Each Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X, notwithstanding any extension or renewal of any Guarantor Obligation.

(b)                                 Each Guarantor waives (to the extent lawful) presentation to, demand of, payment from and protest to the Company of any of the Guarantor Obligations and also waives (to the extent lawful) notice of protest for nonpayment.  Each Guarantor waives (to the extent lawful) notice of any default under the Notes or the Guarantor Obligations.

(c)                                  Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

(d)                                 Except as set forth in Section 10.2 and Article VIII, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(e)                                  Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Guarantor is released from its Guarantee in compliance with Section 4.1, Section 10.2 and Article VIII, as applicable.  Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

(f)                                   In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(g)                                  Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

(h)                                 Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.1.

(i)                                     Neither the Company nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Guarantee.

SECTION 10.2  Limitation on Liability; Termination, Release and Discharge.

(a)                                 Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)                                 A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and each Guarantor and its obligations under the Guarantee and this Indenture shall be released and discharged upon:

(1)                                 the sale, exchange or other transfer or disposition (including by way of merger, consolidation, arrangement or amalgamation) of Capital Interests in any Guarantor to any Person in compliance with the terms of this Indenture or the occurrence of any other transaction permissible under this Indenture, in each case, pursuant to which such Guarantor ceases to be a Subsidiary;

(2)                                 the sale or other transfer of all or substantially all the assets of a Guarantor (including by way of merger, consolidation, arrangement or amalgamation) to a Person that is not a Subsidiary in compliance with the terms of this Indenture;

(3)                                 the designation of a Guarantor as an Unrestricted Subsidiary in compliance with the terms of this Indenture, the merger, consolidation or amalgamation of any Guarantor with and into the Company, another Guarantor or a Person that will become a Guarantor substantially upon the consummation of such merger, consolidation or amalgamation;

(4)                                 the release of a Guarantor of all of its Guarantee obligations in respect of the Credit Facilities (or, if such release occurs substantially concurrently with the release of the Guarantee of such Guarantor or will occur as a result of the Guarantee of such Guarantor); or

(5)                                 the election of the Company to have its obligations satisfied and discharged with respect to any outstanding Notes in accordance with the terms of this Indenture, or exercise of the legal defeasance option or covenant defeasance option by the Company, or the occurrence of a Covenant Suspension Event.

(c)                                  The Company will have the right, upon 10 days’ written notice to the Trustee (or such shorter period as may be agreed to by the Trustee), to cause any Guarantor that has not guaranteed any Indebtedness under the Credit Agreement or any Certain Capital Markets Debt to be unconditionally released and discharged from all obligations under its Guarantee, and such Guarantee shall thereupon automatically and unconditionally terminate and be discharged and of no further force or effect.

(d)                                 If any Guarantor is released from its Guarantee, any of its Subsidiaries that are Guarantors shall be released from their Guarantees, if any.

(e)                                  If the Company requests, at its option, confirmation from the Trustee of a release pursuant to Section 10.2(b), the Company shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

SECTION 10.3  Right of Contribution.  Each Guarantor hereby agrees that to the extent that any such Guarantor shall have paid more than its proportionate share of any payment made on the obligations under its Guarantee, such Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Guarantor who has not paid its proportionate share of such payment.  The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders, and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4  No Subrogation.  Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or Guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guarantor Obligations are paid in full.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

ARTICLE XI

INTENTIONALLY OMITTED

ARTICLE XII

Miscellaneous

SECTION 12.1  Notices.  Notices given by publication shall be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing.  Any notice or communication shall be in writing and delivered in person, by facsimile or mailed by first-class mail addressed as follows:

if to the Company or any Guarantor:

Lannett Company, Inc.
9000 State Road
Philadelphia, Pennsylvania 19136
Facsimile No.:  (215) 671-0663
Telephone No.:  (215) 333-9000
Attention:  Arthur P. Bedrosian, Chief Executive Officer

if to the Trustee:

Wilmington Trust, National Association
246 Goose Lane, Suite 105
Guilford, CT 06437
Facsimile No.:  203-453-1183
Telephone No.:  203-453-4130
Attention: Corporate Trust Department

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Note Registrar and shall be deemed sufficiently given if so mailed within the time prescribed.  Following the qualification of this Indenture under the TIA, any notice or communication shall also be so mailed or delivered to any Person described in TIA § 313(c), to the extent required by the TIA.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods.  If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding that such instructions conflict or are inconsistent with a subsequent written instruction.  The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the standing instructions from such Depositary.

SECTION 12.2  Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of Notes on the date hereof), the Company shall furnish to the Trustee:

(i)                                     an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii)                                  an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.3  Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall (i) following the qualification of this Indenture under the TIA, comply with the provisions of TIA § 314(e) and (ii) prior to and following the qualification of this Indenture under the TIA, include:

(i)                                     a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii)                                  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)                               a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv)                              a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 12.4  [Reserved].

SECTION 12.5  Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by, or a meeting of, Holders.  The Note Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.6  Days Other than Business Days.  If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.  If a Regular Record Date is not a Business Day, the Regular Record Date shall not be affected.

SECTION 12.7  Governing Law.  This Indenture, the Notes and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 12.8  Waiver of Jury Trial.  EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.9  No Recourse Against Others.  No manager, managing director, director, officer, employee, incorporator or holder of any equity interests in the Company, any Subsidiary, any direct or indirect parent of the Company or any Related License Corporation, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes or this Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.10  Successors.  All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.11  Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Indenture.

SECTION 12.12  Variable Provisions.  The Company initially appoints the Trustee as Paying Agent and Note Registrar and Notes Custodian with respect to any Global Notes.

SECTION 12.13  Table of Contents; Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.14  Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.15  USA Patriot Act.  The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and the Authorized Officers, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.

SECTION 12.16  [Reserved].

SECTION 12.17  Communication by Holders with Other Holders.  Holders may communicate pursuant to TIA § 312(b) with other Holders of Notes with respect to their rights under this Indenture or the Notes.  The Company, the Trustee, the Note Registrar and anyone else shall have the protection of TIA § 312(c).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

LANNETT COMPANY, INC.

By:	/s/ Arthur P. Bedrosian
	Name:	Arthur P. Bedrosian
	Title:	Chief Executive Officer

[Signature Page to Indenture]

GUARANTORS:

LANNETT HOLDINGS, INC.

By:	/s/ Arthur P. Bedrosian
	Name:	Arthur P. Bedrosian
	Title:	Vice President

CODY LABORATORIES, INC.

By:	/s/ Marsha Keefe
	Name:	Marsha Keefe
	Title:	Secretary

SILARX PHARMACEUTICALS, INC.

By:	/s/ Kevin Balthaser
	Name:	Kevin Balthaser
	Title:	Treasurer

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
	Name:	Joseph P. O’Donnell
	Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

Form of Initial Note(1)
(FACE OF NOTE)

LANNETT COMPANY, INC.

[ ](2)% Senior Notes due [ ](3)

CUSIP No. [ ](4)/[ ](5)/[ ](6)
ISIN No. [ ](7)
No.                          $

Lannett Company, Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns) (the “Company”), promises to pay to                         , or its registered assigns, the principal sum of $                 ([                     ] United States dollars) [(or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 2.15 and 2.16, as applicable, of the Indenture referred to on the reverse hereof)](8) (the “Principal Amount”) on [                  ], 20[   ].

Interest on the Outstanding Principal Amount will accrue at the rate of [ ](9)% per annum and  shall be payable semi-annually in arrears on [                  ] and [                  ] of each year, commencing [                  ], 20[  ] (each, an “Interest Payment Date”).  [Interest on this Note will accrue from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date.](10)  [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to

(1)              Insert any applicable legends from Article II.

(2)              Insert interest rate.

(3)              Insert year of maturity date.

(4)              Insert for Initial Rule 144A Note only.

(5)              Insert for Initial Regulation S Note only.

(6)              Insert CUSIP for applicable series of Additional Notes.

(7)              Insert ISIN No. for applicable series of Notes.

(8)              Include only if the Note is issued in global form.

(9)              Insert interest rate.

(10)       Include only for Initial Notes.

which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from            ,     (11).](12)

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the [                  ] and [                  ] (whether or not a Business Day) (a “Regular Record Date”), as the case may be, immediately preceding such Interest Payment Date.  Any interest on the Notes that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Company, at their election, to the Person in whose name the Notes (or one or more Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders not more than 15 days nor less than 10 days prior to such Special Record Date, or at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in Section 2.10 of the Indenture.

[           ].(13)

Payment of the principal of (and premium, if any) and interest on this Note will be made at the Corporate Trust Office of the Trustee, or such other office or agency of the Company maintained for that purpose; provided, however, that at the option of the Company, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

(11)       Insert applicable date.

(12)       Include only for Additional Notes.

(13)       For an Initial Additional Note, add a registration rights provision if any, as may be agreed by the Company with respect to additional interest on such Initial Additional Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

LANNETT COMPANY, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within mentioned Indenture.

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee

Authorized Officer

Dated:

(REVERSE OF NOTE)

This Note is one of the duly authorized issue of [ ]% Senior Notes due [ ] of the Company (herein called the “Notes”), issued under an Indenture, dated as of November 25, 2015 (herein called the “Base Indenture,” which term shall have the meaning assigned to it in such instrument), among the Company, the Subsidiary Guarantors from time to time parties thereto and Wilmington Trust, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the [[    ] Supplemental Indenture, dated as of [            ], 20[   ] (the “[    ] Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.  The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect from time to time (the “TIA”).  The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms.  To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.  Additional Notes may be issued from time to time in one or more series under the Indenture and (except as provided in Section 9.2 of the Indenture) will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note may hereafter be entitled to certain other senior Guarantees made for the benefit of the Holders.  Reference is made to Article X of the Indenture for terms relating to such Guarantees, including the release, termination and discharge thereof.  Neither the Company nor any Subsidiary Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.

The Notes are redeemable, at the Company’s option, in whole or in part, as provided in the Indenture.

The Indenture provides (as and to the extent set forth therein) that, upon the occurrence after the Issue Date of a Change of Control, each Holder of Notes will have the right to require that the Company purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof plus accrued and unpaid interest, if any, to (but excluding) the date of such purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the payment date), except to the extent the Company has previously elected to redeem all of the Notes pursuant to Article V of the Indenture.

The Notes will not be entitled to the benefit of a sinking fund.

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

[If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued but unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.](14)

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and of the Notes by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes (as defined in the Indenture) then outstanding.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes (as defined in the Indenture) then outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Subject to the Indenture, any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to pursue any remedy with respect to the Indenture, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of at least [ ]% of the aggregate principal amount of the Notes (as defined in the Indenture) then outstanding shall have made written request to the Trustee to pursue such remedy, such Holder or Holders shall have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes (as defined in the Indenture) then outstanding a written direction inconsistent with such request, and shall have failed to comply with such request, for 60 days after receipt of such request and offer of security or indemnity.  The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the

(14)       Include unless otherwise provided in the Notes Supplemental Indenture establishing the applicable series of Notes.

Company and the Note Registrar, duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.  As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration, transfer or exchange, but the Company and/or the Trustee may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

The Company, any Subsidiary Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 2.10 of the Indenture) interest on, such Note and for all other purposes whatsoever, whether or not this Note be overdue, and none of the Company, any Subsidiary Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

Check One

☐                                    (a)                                 this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144A thereunder.

or

☐                                   (b)                                  this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If neither of the foregoing boxes is checked, the Trustee or other Note Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.16 of the Indenture shall have been satisfied.

Date:

NOTICE:  The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, check the box:  ☐.

If you wish to have a portion of this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, state the amount below:

$

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in principal amount of this Global Note	Amount of increases in principal amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized officer of Trustee or Notes Custodian

EXHIBIT B

Form of Exchange Note(15)
(FACE OF NOTE)

LANNETT COMPANY, INC.

[   ]% Senior Notes due 20[   ]

CUSIP No.

No.	$

Lannett Company, Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns) (the “Company”), promises to pay to                         , or its registered assigns, the principal sum of $                 ([                     ] United States Dollars) [(or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 2.15 and 2.16, as applicable, of the Indenture referred to on the reverse hereof)](16) (the “Principal Amount”) on [                  ], 20[   ].

Interest on this Note shall be payable semi-annually in arrears on [                  ] and [                  ] of each year, commencing [                  ], 20[  ] (each, an “Interest Payment Date”).  [Interest on this Note will accrue from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date.](17) [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from            ,     (18).](19)

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the [                  ] and [                  ] (whether or not a Business Day) (a “Regular Record Date”), as the case may be, immediately preceding such Interest Payment Date.  Any interest on the Notes that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been

(15)       Insert any applicable legends from Article II.

(16)       Include only if the Note is issued in global form.

(17)       Include only for Exchange Notes issued in exchange for Initial Notes.

(18)       Insert the Interest Payment Date immediately preceding the date of issuance of the applicable Additional Notes, or if the date of issuance of such Additional Notes is an Interest Payment Date, such date of issuance.

(19)       Include only for Exchange Notes issued in exchange for Additional Notes.

such Holder; and such Defaulted Interest may be paid by the Company, at its election, to the Person in whose name the Notes (or one or more Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders not more than 15 days nor less than 10 days prior to such Special Record Date, or at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in Section 2.10 of the Indenture.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the Corporate Trust Office of the Trustee, or such other office or agency of the Company maintained for that purpose; provided, however, that at the option of the Company, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

LANNETT COMPANY, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within mentioned Indenture.

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:

(REVERSE OF NOTE)

This Note is one of the duly authorized issue of [   ]% Senior Notes due 20[   ] of the Company (herein called the “Notes”), issued under an Indenture, dated as of November 25, 2015 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), among the Company, the Subsidiary Guarantors from time to time parties thereto and Wilmington Trust, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.  The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect from time to time (the “TIA”).  The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms.  To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.  Additional Notes may be issued from time to time in one or more series under the Indenture and (except as provided in Section 9.2 of the Indenture) will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note may hereafter be entitled to certain other senior Guarantees made for the benefit of the Holders.  Reference is made to Article X of the Indenture for terms relating to such Guarantees, including the release, termination and discharge thereof.  Neither the Company nor any Subsidiary Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.

The Notes are redeemable, at the Company’s option, in whole or in part, as provided in the Indenture and the [[     ] Supplemental Indenture, dated as of [            ], 20[   ], [between] [among] the Company[, the Subsidiary Guarantors party thereto] and the Trustee].(20)

The Indenture provides (as and to the extent set forth therein) that, upon the occurrence after the Issue Date of a Change of Control, each Holder of Notes will have the right to require that the Company purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the date of such purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), except to the extent the Company has previously elected to redeem all of the Notes pursuant to Article V of the Indenture.

The Notes will not be entitled to the benefit of a sinking fund.

(20)       Revise to reflect appropriate parties.

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

[If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued but unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.](21)

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and of the Notes by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes (as defined in the Indenture) then outstanding.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes (as defined in the Indenture) then outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Subject to the Indenture, any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to pursue any remedy with respect to the Indenture, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of at least 25% of the aggregate principal amount of the Notes (as defined in the Indenture) then outstanding shall have made written request to the Trustee to pursue such remedy, such Holder or Holders shall have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes (as defined in the Indenture) then outstanding a written direction inconsistent with such request, and shall have failed to comply with such request, for 60 days after receipt of such request and offer of security or indemnity.  The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the

(21)       Include unless otherwise provided in the Notes Supplemental Indenture establishing the applicable series of Notes.

Company and the Note Registrar, duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.  As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration, transfer or exchange, but the Company and/or the Trustee may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

The Company, any Subsidiary Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 2.10 of the Indenture) interest on, such Note and for all other purposes whatsoever, whether or not this Note be overdue, and none of the Company, any Subsidiary Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, check the box:  ☐.

If you wish to have a portion of this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, state the amount below:

$

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in principal amount of this Global Note	Amount of increases in principal amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized officer of Trustee or Notes Custodian

EXHIBIT C

Form of Certificate of Beneficial Ownership

On or after [          ], 20[  ]

WILMINGTON TRUST, NATIONAL ASSOCIATION
246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile No.:  203-453-1183

Telephone No.:  203-453-4130

Attention: Corporate Trust Department(22)

Re:                             Lannett Company, Inc. (the “Company”)

[   ]% Senior Notes due 20[   ] (the “Notes”)

Ladies and Gentlemen:

This letter relates to $         principal amount of Notes represented by the offshore [temporary] global note certificate (the “[Temporary] Regulation S Global Note”).  Pursuant to Section 2.16(3) of the Indenture dated as of November 25, 2015 relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”), we hereby certify that (1) we are the beneficial owner of such principal amount of Notes represented by the [Temporary] Regulation S Global Note and (2) we are either (i) a Non-U.S. Person to whom the Notes could be transferred in accordance with Rule 903 or 904 of Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Act”) or (ii) a U.S. Person who purchased securities in a transaction that did not require registration under the Act.

You, the Company and counsel for the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Holder]

By:
Authorized Signature

(22)       Insert successor address or Trustee, as applicable.

C-1

EXHIBIT D

Form of Regulation S Certificate

Regulation S Certificate

WILMINGTON TRUST, NATIONAL ASSOCIATION
246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile No.:  203-453-1183

Telephone No.:  203-453-4130

Attention: Corporate Trust Department (23)

Re:                             Lannett Company, Inc. (the “Company”)

[   ]% Senior Notes due 20[   ] (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $         aggregate principal amount of Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly, we hereby certify as follows:

1.             The offer of the Notes was not made to a person in the United States (unless such person or the account held by it for which it is acting is excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(vi) or 902(k)(2)(i) of Regulation S under the circumstances described in Rule 902(h)(3) of Regulation S) or specifically targeted at an identifiable group of U.S. citizens abroad.

2.             Either (a) at the time the buy order was originated, the buyer was outside the United States or we and any person acting on our behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market, and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States.

3.             No directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable.

4.             The proposed transfer of Notes is not part of a plan or scheme to evade the registration requirements of the Securities Act.

(23)       Insert successor address or Trustee, as applicable.

D-1

5.             If we are a dealer or a person receiving a selling concession or other fee or remuneration in respect of the Notes, and the proposed transfer takes place before the end of the distribution compliance period under Regulation S, or we are an officer or director of the Company or a distributor, we certify that the proposed transfer is being made in accordance with the provisions of Rules 903 and 904 of Regulation S.

6.             If the proposed transfer takes place before the end of the distribution compliance period under Regulation S, the beneficial interest in the Notes so transferred will be held immediately thereafter through Euroclear (as defined in such Indenture) or Clearstream (as defined in such Indenture).

7.             We have advised the transferee of the transfer restrictions applicable to the Notes.

You, the Company and counsel for the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[NAME OF SELLER]

By:
Name:
Title:
Address:

Date of this Certificate:                    , 20

D-2

EXHIBIT E

Form of Supplemental Indenture in Respect of Subsidiary Guarantee

THIS [   ] SUPPLEMENTAL INDENTURE, dated as of [   ], 20[   ] (this “Supplemental Indenture”), is by and among Lannett Company, Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns, the “Company”), each of the parties identified as a New Subsidiary Guarantor on the signature pages hereto (each, a “New Subsidiary Guarantor” and collectively, the “New Subsidiary Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an indenture dated as of November 25, 2015 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Notes in series;

WHEREAS, the Indenture provides that under certain circumstances the New Subsidiary Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall unconditionally Guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.             Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Agreements to Become Guarantors.  Each of the New Subsidiary Guarantors hereby jointly and severally, irrevocably, fully and unconditionally guarantees, as guarantor and not as a surety, the Company’s obligations for the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on all the Notes and all other Obligations of the Company under the Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6 of the Indenture), on the terms and subject to the conditions set forth in Article X of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

3.             Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental

Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.             No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Company or any other direct or indirect parent shall have any liability for any obligations of the Company or the New Subsidiary Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes, by accepting a Note, waives and releases all such liability.  This waiver and release are part of the consideration for issuance of the Notes.  This waiver may not be effective to waive liabilities under the federal securities laws.

5.             Notices.  For purposes of Section 12.1 of the Indenture, the address for notices to the Company and the New Subsidiary Guarantors shall be:

Lannett Company, Inc.

9000 State Road
Philadelphia, Pennsylvania 19136

Facsimile No.:  (215) 671-0663

Telephone No.:  (215) 333-9000

Attention:  Arthur P. Bedrosian, Chief Executive Officer

6.             Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

7.             Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.  Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

8.             Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

9.             The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company or each of the New Subsidiary Guarantors, as applicable.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF SUBSIDIARY GUARANTOR(S)],
as Subsidiary Guarantor

By:
Name:
Title:

LANNETT COMPANY, INC.

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT F

Form of Certificate from Acquiring Institutional Accredited Investors

WILMINGTON TRUST, NATIONAL ASSOCIATION
246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile No.:  203-453-1183

Telephone No.:  203-453-4130

Attention: Corporate Trust Department (24)

Re:                             Lannett Company, Inc. (the “Company”)

[   ]% Senior Notes due 20[   ] (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $         aggregate principal amount of Notes, we confirm that:

1.                                      We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture dated as of November 25, 2015 relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.                                      We understand that the Notes have not been registered under the Securities Act or any other applicable securities law, and that the Notes may not be offered, sold or otherwise transferred except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should offer, sell, transfer, pledge, hypothecate or otherwise dispose of any Notes within one year after the original issuance of the Notes, we will do so only (A) to the Company or a Subsidiary, (B) inside the United States to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act, (C) inside the United States to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to you a signed letter substantially in the form of this letter, (D) outside the United States to a foreign person in compliance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein and in the Indenture.

3.                                      We understand that, on any proposed transfer of any Notes prior to the later of the original issue date of the Notes and the last date the Notes were held by an affiliate of the

(24)       Insert successor address or Trustee, as applicable.

F-1

Company pursuant to paragraphs 2(C), 2(D) and 2(E) above, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed transfer complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.                                      We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are acquiring the Notes for investment purposes and not with a view to, or offer or sale in connection with, any distribution in violation of the Securities Act, and we are each able to bear the economic risk of our or its investment.

5.                                      We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You, the Company, and counsel for the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

(Name of Transferee)

By:
Authorized Signature

F-2

EXHIBIT G

FORM OF SUPPLEMENTAL INDENTURE ESTABLISHING A SERIES OF NOTES

[NAME OF COMPANY]

as Issuer

and

the Subsidiary Guarantors from time to time party to the Indenture

and

[NAME]

as Trustee

[            ] SUPPLEMENTAL INDENTURE

DATED AS OF [     ], 20[  ]

[    ]% Senior Notes Due 20[  ]

[            ](25) SUPPLEMENTAL INDENTURE, dated as of [         ], 20[   ] (this “Supplemental Indenture”), among Lannett Company, Inc. (the “Company”), the Subsidiary Guarantors under the Indenture referred to below (the “Subsidiary Guarantors”), and Wilmington Trust, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee, are party to an Indenture, dated as of November 25, 2015 (as amended, supplemented, waived or otherwise modified, the “Indenture”), relating to the issuance from time to time by the Company of Notes;

WHEREAS, Section 9.1(15) of the Indenture provides that the Company may provide for the issuance of Notes of any series as permitted by Section 2.4 therein;

WHEREAS, in connection with the issuance of the [      ] Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the [      ] Notes as hereinafter described; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.                                      Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.                                      Title of Notes.  There shall be a series of Notes of the Company designated the “[   ]%(26) Senior Notes due 20[   ]”(27) (the “[     ](28) Notes”).

3.                                      Maturity Date.  The final Stated Maturity of the [     ] Notes shall be [[            ], 20[   ]].(29)

(25)       Insert supplement number.

(26)       Insert interest rate.

(27)       Insert year during which the maturity date falls.

(28)       Insert title of notes.

(29)       Insert Maturity Date.

4.                                      Interest and Interest Rates.  Interest on the Outstanding principal amount of [          ] Notes will accrue at the rate of [     ]%(30) per annum and will be payable semi-annually in arrears on [[     ] and [            ]](31) in each year, commencing on [[          ], 20[   ]],(32) to holders of record on the immediately preceding [[     ] and [          ]],(33) respectively (each such [       ] and [            ], a “Regular Record Date”).  Interest on the [     ] Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from [          ], 20[   ], except that interest on any Additional [         ] Notes (as defined below) issued on or after the first Interest Payment Date (and Exchange Notes issued in exchange therefor) will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional [       ] Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional [            ] Notes (or if the date of issuance of such Additional [      ] Notes is an Interest Payment Date, from such date of issuance); provided that if any [       ] Note and any Exchange Notes issued in exchange therefor are surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.

5.                                      [No] Limitation on Aggregate Principal Amount.  The aggregate principal amount of [       ] Notes that may be authenticated and delivered and Outstanding under the Indenture is [not limited] [limited to $[          ]].(34)  [The aggregate principal amount of the [     ] Notes shall initially be $[       ](35) million.](36)  [The aggregate principal amount of the [       ] Notes issued pursuant to this Supplemental Indenture shall be $[       ] million.](37)  Subject to the terms of the Indenture, the Company may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the [       ] Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon.  Additional Notes issued in this manner will be consolidated with, and will form a single series with, the [       ] Notes (any such Additional Notes, “Additional [          ] Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 2.4 of the Indenture.

(30)       Insert interest rate.

(31)       Insert Interest Payment Dates.

(32)       Insert First Interest Payment Date.

(33)       Insert Record Dates.

(34)       Insert whether the applicable series of Notes will be limited or not.

(35)       Insert principal amount of issuance.

(36)       Insert for the initial notes of any applicable series.

(37)       Insert for the Additional Notes of any applicable series.

6.                                      Redemption.

(a)                                 [The Notes may be redeemed, in whole but not in part, at any time prior to October 1, 2016 at the option of the Company upon notice as described in Section 5.4 of the Indenture at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the applicable Redemption Date (subject to the right of registered Holders of the Notes on a relevant Regular Record Date to receive interest due on a relevant Interest Payment Date falling prior to or on the Redemption Date).  At any time on or after October 1, 2016 and](38) [P][p]rior to [  ],(39) the Notes may be redeemed at the option of the Company upon notice as described in Section 5.4 of the Indenture, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium calculated by the Company as of the date of the redemption notice, plus accrued and unpaid interest, if any, to, but not including, the applicable Redemption Date (subject to the right of registered Holders of the Notes on a relevant Regular Record Date to receive interest due on a relevant Interest Payment Date falling prior to or on the Redemption Date).   In addition, the Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after [  ],(40) upon notice as described in Section 5.4 of the Indenture at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of registered Holders of the Notes on a relevant Regular Record Date to receive interest due on a relevant Interest Payment Date falling prior to or on the redemption date), if redeemed during the 12-month period beginning on [       ](41) of the years indicated:

Year	Redemption price
[ ]	[ ]	%
[ ]	[ ]	%
[ ]	[ ]	%
[ ] and thereafter	100%

(b)                                 In addition to any redemption pursuant to Section 6(a), at any time prior to [  ],(42) 2018, the Company may at its option, with the net proceeds of one or more Qualified Equity Offerings, redeem up to  [  ]% of the aggregate principal amount of the outstanding Notes

(38)       Include for the Initial Notes.

(39)       Insert date upon which the Notes are callable.

(40)       Insert date upon which the Notes are callable.

(41)       Insert date upon which the Notes are callable.

(42)       Insert date until which equity clawback is applicable.

(including Additional Notes of the same series) at a Redemption Price (expressed as a percentage of the principal amount to be redeemed) equal to [  ]% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date (subject to the right of registered Holders of the Notes on a relevant Regular Record Date to receive interest due on a relevant Interest Payment Date falling prior to or on the Redemption Date); provided that at least [  ]% of the principal amount of Notes (including Additional Notes of the same series) issued under the Indenture remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 120 days following the closing of any such Qualified Equity Offering.

[(c)                              If any Note would otherwise constitute an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code, at the end of each tax accrual period ending after the fifth anniversary of the Issue Date, the Company shall redeem for cash a portion of each Note then outstanding equal to the “Mandatory Principal Redemption Amount” (as defined below) with respect to such tax accrual period (each such redemption, a “Mandatory Principal Redemption”).  The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption shall be 100% of the principal amount of such portion plus any accrued interest thereon on the date of such redemption.  The “Mandatory Principal Redemption Amount” with respect to a tax accrual period means the portion of each Note required to be redeemed with respect to such tax accrual period so that none of the outstanding Notes is treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code; provided that if there is uncertainty (as determined by the Company in good faith) regarding the determination of the portion so required to be redeemed, such portion shall be set at an amount not less than the amount the Company determines in good faith to be so required, and each such determination by the Company shall be conclusive and binding, and such portion shall constitute the Mandatory Principal Redemption Amount with respect to such tax accrual period, for all purposes under the Indenture (regardless of any subsequent determination that such portion may have exceeded the amount so required to be redeemed).  For the avoidance of doubt, the Mandatory Principal Redemption Amount with respect to a tax accrual period shall represent the same percentage of the principal amount of each outstanding Note with respect to such tax accrual period.](43)

“Applicable Premium” means, with respect to any [ ]Note on any applicable Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate, the greater of:

(1)                                 1.0% of the then outstanding principal amount of the [ ]Note; and

(2)                                 the excess, if any, of

(a)                                 the present value at such Redemption Date calculated as of the date of the applicable redemption notice of (i) the redemption price of the Note at [                 ], 20[  ](44) (such redemption price being that described in Section 6(a)) plus (ii) all required

(43)       Include if applicable for Notes issued with original issue discount.

(44)       Insert date upon which the Notes are callable.

interest payments due on the [ ]Note through [                 ], 20[  ] (excluding accrued but unpaid interest to (but not including) the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)                                 the then outstanding principal amount of the [ ]Note.

“Treasury Rate” means, as of the date of any applicable redemption notice, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date of the applicable redemption notice (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then-remaining term of the Notes to [                     ], 20[  ](45), provided, however, that if the then remaining term of the Notes to [                     ], 20[  ] is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that, if the then-remaining term of the Notes to [                     ], 20[  ] is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the date of the applicable redemption notice and (b) prior to such redemption date, file with the Trustee an Officer’s Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

7.                                      [            ](46)

8.                                      Form.  The [        ] Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and either Exhibit A or B attached to the Indenture, in each case as provided for in Section 2.1 of the Indenture (as such form may be modified in accordance with Section 2.4 of the Indenture).

9.                                      Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.                               Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no

(45)       Insert date upon which the Notes are callable.

(46)       Include appropriate provisions in accordance with Section 2.4(7) and/or Section 2.4(8) of the Indenture.

representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

11.                               Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

12.                               Headings.  The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF COMPANY]

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

[ ]

By:
Name:
Title:

[NAME], as Trustee

By:
Authorized Officer